CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
5.5% Senior Notes due 2021(1)	$150,000,000	99.500%	$149,250,000	$17,343(2)
Guarantees of 5.5% Senior Notes due 2021	(3)	(3)	(3)	(3)

(1)	The 5.5% Senior Notes due 2021 will be the obligations of Sabra Health Care Limited Partnership and Sabra Capital Corporation.
(2)	The filing fee of $17,343 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, or the Act. In accordance with Rules 456(b) and 457(r) of the Act, the registrants initially deferred payment of all of the registration fees for Registration Statement No. 333-188696 filed by the registrants on May 20, 2013.
(3)	Each of the guarantors listed on Annex A to this prospectus supplement will guarantee on a full and unconditional basis the obligations of Sabra Health Care Limited Partnership and Sabra Capital Corporation under the 5.5% Senior Notes due 2021. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantees being registered hereby.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188696

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 20, 2013)

$150,000,000

Sabra Health Care Limited Partnership

Sabra Capital Corporation

5.5% Senior Notes due 2021

Sabra Health Care Limited Partnership (the “Operating Partnership”) and Sabra Capital Corporation (together with the Operating Partnership, the “Issuers”) are offering $150.0 million aggregate principal amount of 5.5% Senior Notes due 2021 (the “Notes”) and will be joint and several obligors of the Notes. The Issuers are wholly owned subsidiaries of Sabra Health Care REIT, Inc. (“Sabra”), which operates as a self-administered, self-managed realty company that owns and invests in real estate serving the healthcare industry through the Operating Partnership and other indirect subsidiaries. Sabra Capital Corporation is a wholly owned subsidiary of the Operating Partnership and does not and will not have any substantial operations, assets or revenues.

The Notes offered hereby will be issued as additional notes under the indenture pursuant to which, on January 23, 2014, we issued $350.0 million aggregate principal amount of 5.5% Senior Notes due 2021 (the “Existing 2021 Notes”). The Notes offered hereby will be treated as a single class with the Existing 2021 Notes, except that (i) cash interest will accrue on the Notes offered hereby from and including August 1, 2014, the most recent interest payment date for the Existing 2021 Notes, and (ii) the first payment of cash interest following the issue date of the Notes offered hereby will be February 1, 2015, the next interest payment date for the Existing 2021 Notes. The Notes will have the same CUSIP number and will be fungible with the Existing 2021 Notes. Upon the issuance of the Notes, the outstanding aggregate principal amount of the Notes and the Existing 2021 Notes will be $500.0 million.

The Notes will bear interest at a rate of 5.5% per annum. Interest on the Notes will be payable semi-annually in arrears on February 1 and August 1 of each year. The Notes will mature on February 1, 2021. The Notes will be unconditionally guaranteed on a senior unsecured basis by the guarantors listed on Annex A to this prospectus supplement.

The Issuers may redeem some or all of the Notes prior to February 1, 2017 at a price equal to 100% of the principal amount, together with any accrued and unpaid interest to the redemption date, plus a “make-whole” premium. The Issuers may also redeem the Notes on or after February 1, 2017 at the redemption prices specified under “Description of Notes — Optional Redemption,” together with any accrued and unpaid interest to the redemption date. In addition, the Issuers may redeem up to 35% of the Notes prior to February 1, 2017 with an amount equal to the net cash proceeds from specific kinds of equity offerings.

The Notes and the guarantees are part of the Issuers’ and the guarantors’ respective senior unsecured obligations, ranking equal in right of payment with all of such entities’ existing and future senior unsecured indebtedness and ranking senior in right of payment to all of such entities’ existing and future subordinated indebtedness. However, the Notes and the guarantees will be effectively subordinated to all of such entities’ secured borrowings to the extent of the assets securing those obligations and structurally subordinated to the indebtedness and other obligations of Sabra’s subsidiaries (other than the Issuers and the guarantors).

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” section beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.500%	$149,250,000
Underwriting discount(2)	2.000%	$3,000,000
Proceeds, before expenses, to the Issuers(1)	97.500%	$146,250,000

(1)	Public offering price and proceeds, before expenses, to the Issuers do not include the amount of pre-issuance accrued interest on the Notes offered hereby from August 1, 2014 to but excluding the delivery date. All pre-issuance accrued interest on the Notes offered hereby from August 1, 2014 to but excluding the delivery date will be paid by the purchasers of the Notes offered hereby. On February 1, 2015, the first interest payment date following the issue date of the Notes offered hereby, we will pay this pre-issuance accrued interest to the holders of the Notes offered hereby on the applicable record date along with interest accrued on the Notes offered hereby from the date of delivery to February 1, 2015.
(2)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We do not intend to apply for listing of the Notes on any securities exchange or any automated dealer system.

The underwriters expect to deliver the Notes to purchasers on or about October 10, 2014 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	Credit Agricole CIB

Co-Managers

Stifel	UBS Investment Bank

The date of this prospectus supplement is October 1, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which relates to the potential offer and sale of the Notes and also supplements and updates information contained in the

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accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to any potential sale of Notes. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the SEC and incorporated by reference, is accurate as of any date other than the date specified in such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

We expect that delivery of the Notes will be made to investors on or about October 10, 2014, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and other distributions, projected expenses and capital expenditures, competitive position, growth opportunities, potential acquisitions, plans and objectives for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following:

•	our dependence on Genesis HealthCare LLC (“Genesis”), the parent of Sun Healthcare Group, Inc. (“Sun”), until we are able to further diversify our portfolio;

•	our dependence on the operating success of our tenants;

•	the dependence of our tenants on reimbursement from governmental and other third-party payors;

•	the significant amount of and our ability to service our indebtedness;

•	covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms;

•	increases in market interest rates;

•	our ability to successfully integrate and realize the intended benefits of the acquisition of the Holiday Portfolio (as defined herein);

•	our ability to raise capital through equity and debt financings;

•	the relatively illiquid nature of real estate investments;

•	competitive conditions in our industry;

•	the loss of key management personnel or other employees;

•	the impact of litigation and rising insurance costs on the business of our tenants;

•	uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities;

•	our ability to maintain our status as a real estate investment trust (“REIT”); and

•	compliance with REIT requirements and certain tax matters related to our status as a REIT.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made under “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 6 of the accompanying prospectus, and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013. We caution you that any forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates.

We do not intend, and we undertake no obligation, to update any forward-looking information to reflect future events or circumstances or to reflect the occurrence of unanticipated events, unless required by law to do so.

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TENANT INFORMATION

This prospectus supplement and the documents incorporated by reference include information regarding certain of our tenants, none of which are subject to SEC reporting requirements. The information related to our tenants provided in this prospectus supplement and the documents incorporated by reference herein have been provided by such tenants and we have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.

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SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement. It may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before deciding whether to invest in the Notes.

As used in this prospectus supplement, unless otherwise specified or the context otherwise requires, the terms “Company,” “Sabra,” “we,” “our,” and “us” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis.

Our Company

We operate as a self-administered, self-managed REIT that, through our subsidiaries, owns and invests in real estate serving the healthcare industry. We primarily generate revenues by leasing properties to tenants and operators throughout the United States. Substantially all of our properties and assets are held by the Operating Partnership, of which we are the sole general partner. Sabra Capital Corporation is a wholly owned subsidiary of the Operating Partnership and does not and will not have any substantial operations, assets or revenues.

As of September 25, 2014, our investment portfolio consisted of 151 real estate properties held for investment (consisting of (i) 102 skilled nursing/post-acute facilities, (ii) 47 senior housing facilities, and (iii) two acute care hospitals), 14 investments in loans receivable (consisting of (i) four mortgage loans, (ii) three construction loans, (iii) two mezzanine loans, and (iv) five pre-development loans) and four preferred equity investments. Included in the 151 real estate properties held for investment is a single 100% owned senior housing facility leased to a 50%/50% RIDEA-compliant joint venture tenant. As of September 25, 2014, our real estate properties held for investment had a total of 16,400 licensed beds/units, spread across 34 states. As of June 30, 2014, all of our real estate properties were leased under triple-net operating leases with expirations ranging from seven to 18 years.

We expect to continue to grow our portfolio primarily through the acquisition of assisted living, independent living and memory care facilities and with a secondary focus on acquiring skilled nursing facilities. We have and will continue to opportunistically acquire other types of healthcare real estate (including acute care hospitals) and originate financing secured directly or indirectly by healthcare facilities. We also expect to expand our portfolio through the development of purpose-built healthcare facilities through pipeline agreements and other arrangements with select developers. We further expect to work with existing operators to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may have become less competitive and new development opportunities that present attractive risk-adjusted returns. In addition to pursuing acquisitions with triple-net leases, we expect to continue to pursue other forms of investment, including investments in senior housing through RIDEA-compliant structures, mezzanine and secured debt investments, and joint ventures for senior housing, memory care and skilled nursing assets.

With respect to our debt investments, in general, we originate loans when an attractive investment opportunity is presented and either (a) the property is under development or (b) the development of the property is completed but the operations of the facility are not yet stabilized. A key component of our strategy related to loan originations is our having the option to purchase the underlying real estate that secures our loan investments. These options become exercisable upon the occurrence of various criteria, such as the passage of time or the achievement of certain operating goals, and the purchase price is set in advance based on the same valuation methods we use to value our investments in healthcare real estate. This strategy allows us to diversify our revenue streams and build relationships with operators and developers and provides us with the option to add new properties to our existing real estate portfolio if we determine that those properties enhance our investment portfolio and stockholder value at the time the options are exercisable.

As we acquire additional properties and expand our portfolio, we expect to further diversify by tenant, asset class and geography within the healthcare sector. We employ a disciplined, opportunistic approach in our healthcare real estate investment strategy by investing in assets that provide attractive opportunities for dividend growth and appreciation of asset values, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value.

Competitive Strengths

We believe the following competitive strengths contribute significantly to our success:

Geographically Diverse and Stable Property Portfolio

Our portfolio of 151 properties held for investment as of September 25, 2014, comprising 16,400 licensed beds/units, is broadly diversified by location across 34 states. Our properties in any one state did not account for more than 14% of our total licensed beds/units as of June 30, 2014, and our properties in any one state did not account for more than 13%, 14% and 16%, respectively, of our total rental revenue during the years ended December 31, 2013, 2012 and 2011. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. The annual weighted-average occupancy percentages of our properties remained stable at between 88.2% and 90.2% over the last five years. We have also been able to diversify through acquisitions the extent to which our revenues are dependent on our tenants’ and borrowers’ revenue from federal, state and local government reimbursement programs. Based on the information provided to us by our tenants and borrowers, which information is provided quarterly in arrears, on an annualized basis as of June 30, 2014, 58.4% of our tenants’ and borrowers’ revenue was from federal, state and local government reimbursement programs compared to 76.3% on an annualized basis as of December 31, 2010.

Long-Term, Triple-Net Lease Structure

All of our real estate properties are leased under triple-net operating leases with expirations ranging from seven to 18 years, pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. As of June 30, 2014, the leases had a weighted-average remaining term of 10 years. We retain substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of June 30, 2014, the lease agreements with subsidiaries of Genesis are guaranteed by Genesis, and as a result, we did not require a security deposit from any of Genesis’s subsidiaries. For our properties that are leased to tenants other than Genesis’s subsidiaries, we have, in certain instances, obtained security deposits.

Strong Relationships with Operators

The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of skilled nursing and senior housing facilities across the United States. This extensive network has been built by our management team through over 25 years of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the skilled nursing and senior housing industries. We work collaboratively with our operators to help them achieve their growth and business objectives. We believe these strong relationships with operators help us to source investment opportunities.

Our relationships with operators include pipeline agreements that we have entered into with certain operators that provide for the acquisition of, and interim capital commitments for, various health care facilities. These pipeline agreements, together with repeat transactions with other operators, help support our future growth by providing additional investment opportunities with lower acquisition pursuit costs than would be required for investments with new operators.

Ability to Identify Talented Operators

As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to be able to identify qualified local, regional and national operators. We seek operators who possess local market knowledge, demonstrate hands-on management, have proven track records and emphasize patient care. We believe our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, emphasis on care and operating efficiency.

Significant Experience in Proactive Asset Management

The members of our management team have significant experience developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate assets. We are able to utilize this experience and expertise to provide our operators, when requested, with significant assistance in the areas of marketing, development, facility expansion and strategic planning. We actively monitor the operating results of our tenants and, when requested, will work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators.

Experienced Management Team

Our management team has extensive healthcare and real estate experience. Richard K. Matros, Chairman, President and Chief Executive Officer of Sabra, has more than 25 years of experience in the acquisition, development and disposition of skilled nursing facilities and other healthcare facilities, including nine years at Old Sun (as defined below). Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary of Sabra, is a finance professional with more than 15 years of experience in both the provision of healthcare services and healthcare real estate. Talya Nevo-Hacohen, Executive Vice President, Chief Investment Officer and Treasurer of Sabra, is a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, including three years of experience managing and implementing the capital markets strategy of an S&P 500 healthcare REIT. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Flexible UPREIT Structure

We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by the Operating Partnership, in which we and our wholly owned subsidiaries are currently the only partners, or by subsidiaries of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which may provide property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure allows us to acquire assets more efficiently and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Recent Developments

Common Stock Offering

On September 29, 2014, we announced the pricing of an underwritten public offering of 6,000,000 shares of our common stock, par value $0.01 per share (the “Equity Offering”). We granted the underwriters in the Equity Offering a 30-day option to purchase up to an additional 900,000 shares of our common stock. The Equity Offering is expected to close on October 3, 2014, subject to customary closing conditions. We estimate that the net proceeds of the Equity Offering, after deducting the underwriters’ discounts and commissions and our offering expenses, will be approximately $138.9 million, and approximately $159.9 million if the underwriters exercise in full their option to purchase additional shares of our common stock. We intend to contribute our net proceeds from the Equity Offering to the Operating Partnership, which will in turn apply the net proceeds to repay borrowings outstanding on the Revolving Credit Facility (as defined below), which totaled $570.0 million as of September 24, 2014. These repaid amounts may be reborrowed.

Acquisition of the Holiday Portfolio

Acquisition Overview and Financing.    On September 25, 2014, we acquired a portfolio of 21 independent living facilities (the “Holiday Portfolio”) from affiliates of Holiday Acquisition Holdings Corp. (“Holiday”) for a total cash purchase price of $550.0 million. Concurrently with the acquisition, we entered into a triple-net master lease with respect to the Holiday Portfolio (the “Holiday Master Lease”) with certain wholly-owned subsidiaries of Holiday AL Holdings LP (collectively, “Holiday Tenant”), an affiliate of Holiday. An affiliate of Holiday continues to operate the Holiday Portfolio pursuant to a management agreement with Holiday Tenant. Through its affiliates, Holiday, based in Lake Oswego, Oregon, operates more than 300 senior living facilities and is owned by investment funds managed by affiliates of Fortress Investment Group LLC. We funded the acquisition of the Holiday Portfolio with borrowings under the Revolving Credit Facility.

Holiday Portfolio Overview.    The Holiday Portfolio consists of 21 independent living facilities with 2,850 units located in 15 states, with an occupancy rate of 90.5% as of June 30, 2014. One of the facilities is subject to a HUD mortgage loan and therefore the closing of the acquisition of this facility will be deferred until the HUD debt is prepaid. Holiday Tenant has agreed to pay the full rental amount due under the lease notwithstanding the delay in the closing of the acquisition of this facility. The following table sets forth certain information about the Holiday Portfolio as of June 30, 2014:

Property	City	State	Age (Years)	Units
Capital Place	Olympia	WA	28	113
Cedar Woods	Branford	CT	27	91
Colonial Village	Longview	TX	30	128
Creekside Terrace	Winston-Salem	NC	13	117
Desert Rose	Yuma	AZ	18	115
Garden Village	Kansas City	MO	27	184
Gardens at Wakefield	Raleigh	NC	12	118
Harrison Regent	Ogden	UT	29	92
Heritage Village	McAllen	TX	27	118
Holiday at the Atrium	Glenville	NY	14	103
Lake Ridge Village	Eustis	FL	30	110
Las Brisas	San Luis Obispo	CA	27	102
Madison Meadows	Phoenix	AZ	29	127
Monarch Estates	Auburn	AL	13	117
Parkview in Allen	Allen	TX	8	194
South Wind Heights	Jonesboro	AR	15	116
The Atrium at Gainesville	Gainesville	FL	21	252
The Chateau	McKinney	TX	4	205
Village at the Falls	Menomonee Falls	WI	8	143
Virginian	Richmond	VA	25	118
Windland South	Nashville	TN	28	187

Total Portfolio			21	2,850

Holiday Master Lease Overview.    Under the Holiday Master Lease, Holiday Tenant is responsible for costs associated with operating and maintaining the Holiday Portfolio, including taxes, insurance and repair and maintenance. The term of the Holiday Master Lease is 15 years, with two five-year renewal options. The Holiday Master Lease provides for base rent in the first year of approximately $30.3 million, with base rent to increase by 4.0% of the base rent for the prior year in years two and three. In years four through fifteen, base rent will increase by the base rate applicable for the immediately preceding year multiplied by the greater of (i) 3.5% and (ii) the Consumer Price Index increase during the immediately preceding year. During any renewal period, the base rent will be set at the greater of (i) the then fair market rent (as determined in accordance with the Holiday Master Lease) and (ii) the base rate applicable for the immediately preceding year increased by the greater of (a) 3.5% and (b) the Consumer Price Index increase during the immediately preceding year. Under the Holiday Master Lease, on an annual basis, Holiday Tenant is required to make capital improvements to the Holiday Portfolio equal to a minimum of $500 per unit during 2014 and 2015, subject to annual escalations thereafter. The Holiday Master Lease is expected to generate annual lease revenues determined in accordance with accounting principles generally accepted in the U.S. (“GAAP”) of $39.3 million and an initial yield on cash rent of 5.50%.

The Holiday Master Lease also requires Holiday Tenant to provide a letter of credit to us in the amount of approximately $15.1 million, which serves as security for Holiday Tenant’s performance of its obligations to us under the Holiday Master Lease. Pending delivery of this letter of credit, Holiday Tenant provided us at the closing of the acquisition a cash security deposit in the amount of $15.1 million. Management fees payable to the Holiday-affiliated manager are subordinated to Holiday Tenant’s obligation to pay rent to us under the Holiday Master Lease. Additionally, Holiday Tenant granted us a first-priority security interest in certain personal property and receivables arising from the operations of the Holiday Portfolio, which security interest secures Holiday Tenant’s obligations under the Holiday Master Lease. The lease terms also include (i) a non-competition provision restricting Holiday Tenant and certain of its affiliates, including the Guarantor (as defined below), from developing or constructing new independent living properties within seven miles of any property acquired by us in the acquisition, (ii) restrictions on a change of control of Holiday Tenant or the Guarantor, subject to certain exceptions, and (iii) customary operating covenants, events of default and remedies.

Holiday Tenant’s obligations to us under the Holiday Master Lease are guaranteed by its indirect parent, Holiday AL Holdings LP (the “Guarantor”). Subject to certain exceptions specified in a guaranty of master lease (the “Guaranty”) executed by Guarantor in favor of us, the Guarantor has agreed to certain financial covenants, including maintaining a minimum net worth of $150 million, a minimum fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x (as each term is defined in the Guaranty). While we believe that the Guaranty and the financial covenants contained in the Guaranty enhance the security of payments owed to us under the Holiday Master Lease, these security features may not ensure timely payment in full of all amounts due to us under the Holiday Master Lease. See “Risk Factors — Risks Related to Our Recent Acquisition of the Holiday Portfolio — Holiday Tenant may be unable to cover its lease obligations to us and there can be no assurance that the Guarantor will be able to cover any shortfall.”

Rationale for Acquisition.    We believe that the acquisition of the Holiday Portfolio will enhance our business for the reasons set forth below.

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Diversify our revenue sources.    The Holiday Portfolio has provided us with an opportunity to further diversify our revenue sources and decrease our concentration of revenues earned from Genesis. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue earned from Genesis for the quarter ended June 30, 2014 would have been approximately 38.1%, as compared to approximately 46.8% without the acquisition of the Holiday Portfolio.

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Diversify the composition of our portfolio.    Consisting entirely of independent living facilities, the Holiday Portfolio provides us with an opportunity to further reduce the percentage of skilled nursing facilities in our portfolio. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue earned from skilled nursing facilities for the quarter ended June 30, 2014 would have been approximately 55.8%, as compared to approximately 68.6% without the acquisition of the Holiday Portfolio.

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Invest in a high quality portfolio with an attractive return.    Based on our purchase price of $550.0 million, annual base rent of approximately $30.3 million for the first year of the Holiday Master Lease, and annual rent escalators of 4.0% for years two and three of the Holiday Master Lease and at least 3.5% thereafter, the GAAP yield under the Holiday Master Lease is expected to be 7.14%.

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Increase private payor revenue.    We believe the Holiday Portfolio provides us with an opportunity to advance our long-term strategy of increasing the proportion of our revenue attributable to non-governmental sources. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue attributable to private payors for the quarter ended June 30, 2014 would have been approximately 52.4%, as compared to approximately 41.6% without the acquisition of the Holiday Portfolio.

Second Amended and Restated Revolving Credit Facility

On September 10, 2014, the Operating Partnership entered into a second amended and restated unsecured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility amends and restates the amended and restated secured revolving credit facility (the “Prior Revolving Credit Facility”) that the Operating Partnership and certain subsidiaries of the Operating Partnership entered into on July 29, 2013 and amended on October 15, 2013. The Revolving Credit Facility increased the borrowing capacity from the Prior Revolving Credit Facility from $375.0 million to $650.0 million and provides an accordion feature allowing for an additional $100.0 million of capacity, subject to terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. The Operating Partnership also has an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. On September 25, 2014, the Operating Partnership provided notice to the lenders under the Revolving Credit Facility of the exercise of this option as to $200.0 million of the outstanding borrowings under the Revolving Credit Facility.

While the Prior Revolving Credit Facility was secured by pledges of equity of our wholly-owned subsidiaries that own certain of our real estate assets, the Revolving Credit Facility is unsecured. The Revolving Credit Facility, including amounts that are converted into a term loan, has a maturity date of September 10, 2018 and includes a one year extension option. The obligations of the Operating Partnership under the Revolving Credit Facility are guaranteed by us and certain of our subsidiaries.

Borrowings under the Revolving Credit Facility, including amounts that are converted into a term loan, bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Operating Partnership’s option, either (a) LIBOR or (b) a base rate determined as the greater of (i) the federal funds rate plus 0.5%, (ii) the prime rate, and (iii) one-month LIBOR plus 1.0% (the “Base Rate”). The applicable percentage for borrowings will vary based on the Consolidated Leverage Ratio, as defined in the credit agreement, and will range from 2.00% to 2.60% per annum for LIBOR based borrowings and 1.00% to 1.60% per annum for borrowings at the Base Rate. In addition, the Operating Partnership is required to pay an unused fee to the lenders equal to 0.25% or 0.35% per annum of the aggregate unused borrowing capacity under the Revolving Credit Facility.

In the event that Sabra achieves at least two investment grade ratings from S&P, Moody’s and/or Fitch, the Operating Partnership can elect to reduce the applicable percentage for LIBOR or Base Rate borrowings. If the Operating Partnership makes this election, the applicable percentage for borrowings will vary based on the debt ratings at each pricing level, as set forth in the credit agreement, and will range from 0.90% to 1.70% per annum for LIBOR based borrowings and 0.00% to 0.70% per annum for borrowings at the Base Rate. In addition, should the Operating Partnership elect this option, the unused fee will no longer apply and a facility fee ranging between 0.125% and 0.300% per annum will take effect based on the borrowing capacity regardless of amounts outstanding under the Revolving Credit Facility.

We were incorporated on May 10, 2010 as a wholly owned subsidiary of Sun Healthcare Group, Inc. (“Old Sun”), a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies, Sabra and SHG Services, Inc. (which was then renamed “Sun Healthcare Group, Inc.” or “Sun”). In order to effect the restructuring, Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of Sun (the “Separation”), together with an additional cash distribution. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger and Old Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Old Sun common stock (the “REIT Conversion Merger”). The Separation and REIT Conversion Merger were completed on November 15, 2010.

Following the restructuring of Old Sun’s business and the completion of the Separation and REIT Conversion Merger, we began operating as a self-administered, self-managed REIT that, directly or indirectly, owns and invests in real estate serving the healthcare industry. We elected to be treated as a REIT with the filing of our U.S. federal income tax return for the taxable year beginning January 1, 2011. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT.

Our principal executive offices are located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 and our telephone number is (888) 393-8248. Our website is www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuers	Sabra Health Care Limited Partnership and Sabra Capital Corporation.

Securities Offered	$150,000,000 aggregate principal amount of 5.5% Senior Notes due 2021.

The Notes will be issued as additional notes under the indenture pursuant to which, on January 23, 2014, we issued the Existing 2021 Notes. The Notes offered hereby will be treated as a single class with the Existing 2021 Notes, except that (i) cash interest will accrue on the Notes offered hereby from and including August 1, 2014, the most recent interest payment date for the Existing 2021 Notes, and (ii) the first payment of cash interest following the issue date of the Notes offered hereby will be February 1, 2015, the next interest payment date for the Existing 2021 Notes. The Notes offered hereby will have the same CUSIP number and will be fungible with the Existing 2021 Notes. Holders of the Notes offered hereby and holders of the Existing 2021 Notes will vote together as one class under the indenture.

Maturity	February 1, 2021.

Interest Rate	Interest will accrue at a rate of 5.5% per annum, from and including August 1, 2014.

Interest Payment Dates	Each February 1 and August 1 after the date of the issuance of the Notes, beginning on February 1, 2015.

Ranking	The Notes and the guarantees thereof will be our and the guarantors’ senior unsecured obligations and will rank:

•	senior to all existing and future subordinated indebtedness;

•

equal with all existing and future senior unsecured indebtedness, including indebtedness under the Revolving Credit Facility, the Existing 2021 Notes and the 2023 Notes (as defined below in “Description of Other Indebtedness”); and

•

effectively junior to all secured indebtedness to the extent of the value of the collateral securing such debt, including our mortgage indebtedness, and structurally junior to the indebtedness and other obligations of Sabra’s subsidiaries (other than the Issuers and the guarantors).

Guarantees

The Notes will be guaranteed by Sabra and certain of its existing direct and indirect subsidiaries and subject to certain exceptions, future subsidiaries of the Issuers. In each instance, the Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the applicable guarantors. If we do not make payments required by the Notes, the guarantors must make them. The subsidiary guarantees may be released under certain circumstances. The same guarantors that will guarantee the Notes guarantee the Existing 2021 Notes.

Use of Proceeds	We intend to use the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility. See “Use of Proceeds.” Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility and, in such capacity, will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

Optional Redemption	We may redeem some or all of the Notes at any time prior to February 1, 2017 at a price equal to 100% of the principal amount, together with any accrued and unpaid interest to the redemption date, plus a “make-whole” premium. See “Description of Notes — Optional Redemption.” We may also redeem some or all of the Notes at any time on or after February 1, 2017 at the redemption prices specified under “Description of Notes — Optional Redemption,” together with any accrued and unpaid interest to the redemption date.

Optional Redemption After Equity Offering	At any time prior to February 1, 2017, subject to certain exceptions, we may also use an amount equal to all or a portion of the proceeds from specific kinds of equity offerings to redeem up to 35% of the aggregate principal amount of the Notes and the Existing 2021 Notes issued under the indenture at a redemption price equal to 105.5% of the aggregate principal amount of the Notes and the Existing 2021 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes — Optional Redemption.”

Change of Control Offer	If a change in control of our company occurs, we must give holders the opportunity to sell their Notes to us at 101% of their principal amount plus accrued and unpaid interest, if any.

We, however, may not be able to pay the required price for the Notes presented to us at the time of a change of control event because we may have insufficient funds.

Restrictive Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee unsecured indebtedness;

•	incur or guarantee secured indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge or consolidate or sell all or substantially all of our assets; and

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us.

In addition, we will be required to maintain Total Unencumbered Assets (as defined in “Description of Notes”) of at least 150% of our unsecured indebtedness. These covenants are subject to a number of important limitations and exceptions. See “Description of Notes — Covenants.”

DTC Eligibility	The Notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. See “Book-Entry, Delivery and Form.”

Risk Factors	See “Risk Factors” beginning on page S-14 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the Notes.

Governing Law	The indenture governing the Notes and the Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary condensed consolidated financial and other data for each of the periods indicated. You should read the following summary condensed consolidated financial and other data in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference into this prospectus supplement. The financial data as of and for the six months ended June 30, 2014 and June 30, 2013 are derived from our unaudited consolidated financial statements and are not necessarily indicative of results for any future period. The unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and results of operations for such periods.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(dollars in thousands except share and per share data)
Operating data:
Total revenues	$83,823	$64,297	$134,780	$103,170	$84,225
Expenses:
Depreciation and amortization	19,105	16,468	33,281	30,263	26,591
Interest	22,128	20,145	40,460	34,335	30,319
General and administrative	13,779	8,139	16,423	16,104	14,473
Impairment	—	—	—	2,481	—

Total expenses	55,012	44,752	90,164	83,183	71,383

Loss on extinguishment of debt	(22,296)	(9,750)	(10,101)	(2,670)	—
Other income (expense)	960	(900)	(800)	2,196	—

Net income	7,475	8,895	33,715	19,513	12,842
Net loss attributable to noncontrolling interests	23	—	—	—	—

Net income attributable to Sabra Health Care REIT, Inc.	7,498	8,895	33,715	19,513	12,842

Preferred stock dividends	(5,121)	(2,827)	(7,966)	—	—

Net income attributable to common stockholders	$2,377	$6,068	$25,749	$19,513	$12,842

Balance sheet data (at period end):
Cash and cash equivalents	$15,085	$92,770	$4,308	$17,101	$42,250
Real estate investments, net of accumulated depreciation	1,036,312	817,228	915,418	827,135	653,377
Loans receivable and other investments, net	225,787	43,069	185,293	12,017	—
Total assets	1,376,511	1,022,099	1,197,835	916,882	749,650
Total debt(1)	675,400	554,379	691,230	569,822	382,898
Net debt(2)	660,315	461,609	686,922	552,721	340,648
Total equity	655,815	425,567	460,164	305,488	326,573
Other financial data (unaudited):
FFO(3)(5)	$21,482	$22,536	$59,030	$52,257	$39,433
AFFO(3)(5)	$23,851	$22,203	$57,942	$60,287	$47,142
Normalized FFO(4)(5)	$46,772	$33,056	$69,901	$54,927	$39,433
Normalized AFFO(4)(5)	$44,729	$32,215	$67,954	$60,134	$45,858
FFO per diluted common share	$0.51	$0.60	$1.55	$1.40	$1.31
AFFO per diluted common share	$0.57	$0.58	$1.51	$1.59	$1.55
Normalized FFO per diluted common share	$1.12	$0.87	$1.84	$1.47	$1.31
Normalized AFFO per diluted common share	$1.06	$0.84	$1.77	$1.59	$1.51
Weighted-average number of common shares outstanding, diluted
FFO and Normalized FFO	41,791,470	37,789,804	38,071,926	37,321,517	30,171,225
AFFO and Normalized AFFO	42,075,917	38,125,087	38,364,727	37,829,421	30,399,132

(1)	Total debt as of June 30, 2013, December 31, 2012 and December 31, 2011 does not include debt premium of $3.4 million, $5.7 million and $0.5 million, respectively.

(2)	Net debt consists of total debt, less cash and cash equivalents.

(3)	We believe that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. We also believe that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) (and related per share amounts) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. AFFO is defined as FFO excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and write-offs, non-cash interest income adjustments and amortization of debt premium), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs, non-cash portion of loss on extinguishment of debt, and amortization of debt discounts), acquisition pursuit costs and changes in fair value of contingent consideration. We believe that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges, and real estate depreciation and amortization, and for AFFO, by excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and write-offs, non-cash interest income adjustments and amortization of debt premium), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts) and acquisition pursuit costs, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

(4)	In addition to FFO and AFFO, we believe that normalized FFO and normalized AFFO are important supplemental measures of our operating performance. Normalized FFO represents FFO adjusted for certain income and expense items that we do not believe are indicative of our ongoing operating results. Normalized AFFO represents AFFO adjusted for one-time start-up costs and certain income and expense items that we do not believe are indicative of our ongoing operating results. By excluding these income and expense items, we believe that normalized FFO and AFFO are useful measures that can help investors compare our operating performance between periods or as compared to other companies. Normalized FFO and AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of normalized FFO and AFFO may not be comparable to normalized FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FFO and AFFO or normalized FFO and normalized AFFO differently than we do.

(5)	The following table reconciles our calculations of FFO, normalized FFO, AFFO, and normalized AFFO for the six months ended June 30, 2014 and 2013, and for the years ended December 31, 2013, 2012, and 2011 to net income (loss) attributable to common stockholders, the most directly comparable GAAP financial measure, for the same periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Net income attributable to common stockholders	$2,377	$6,068	$25,749	$19,513	$12,842
Depreciation and amortization	19,105	16,468	33,281	30,263	26,591
Impairment	—	—	—	2,481	—

FFO	$21,482	$22,536	$59,030	$52,257	$39,433

Loss on extinguishment of debt(a)	22,296	9,750	10,101	2,670	—
Write-off of straight-line rental income(b)	2,994	—	—	—	—
Additional interest on 2018 Notes(c)	—	770	770	—	—

Normalized FFO	$46,772	$33,056	$69,901	$54,927	$39,443

FFO	$21,482	$22,536	$59,030	$52,257	$39,433
Acquisition pursuit costs	579	426	1,455	1,654	3,218
Stock-based compensation expense	4,792	3,933	7,819	8,279	4,600
Straight-line rental income adjustments	(8,433)	(7,300)	(14,709)	(4,893)	(2,092)
Amortization of deferred financing costs	1,872	1,589	3,280	2,685	1,998
Amortization of debt premiums	(33)	(401)	(671)	(347)	(15)
Change in fair value of contingent consideration	(960)	900	800	—	—
Non-cash portion of loss on extinguishment of debt	1,418	508	859	628	—
Non-cash interest income adjustments	140	12	79	24	—
Write-off of straight-line rental income(b)	2,994	—	—	—	—

AFFO	$23,851	$22,203	$57,942	$60,287	$47,142

Cash portion of loss on extinguishment of debt(d)	20,878	9,242	9,242	2,043	—
Additional interest on 2018 Notes(c)	—	770	770	—	—
Consent fee	—	—	—	(2,196)	—
Hillside Terrace interest income, net of expense	—	—	—	—	(1,594)
Start-up costs	—	—	—	—	310

Normalized AFFO	$44,729	$32,215	$67,954	$60,134	$45,858

(a)	The loss on extinguishment of debt for the six months ended June 30, 2014 consisted of (i) $21.6 million related to the redemption fee paid and the write-offs of deferred financing costs and issuance premium in connection with the January 2014 redemption of our then outstanding 8.125% senior notes due 2018 (the “2018 Notes”) and (ii) $0.8 million related to the write-offs of deferred financing costs in connection with our mortgage debt refinancing. The loss on extinguishment of debt for the year ended December 31, 2013 and the six months ended June 30, 2013 consisted of $9.8 million related to the redemption fee paid and the write-offs of deferred financing costs and issuance premium in connection with the June 2013 redemption of $113.8 million in aggregate principal amount of our then outstanding 2018 Notes and for the year ended December 31, 2013 also included $0.3 million related to the write-offs of deferred financing costs in connection with amending and restating the Prior Revolving Credit Facility. The loss on extinguishment of debt for the year ended December 31, 2012 was due to prepayment penalty fees and the write-offs of unamortized deferred financing costs and issuance premiums associated with mortgage debt refinancing.

(b)	The write-off of straight line rental income for the six months ended June 30, 2014 primarily related to a change in ownership of one of our tenants and the resulting modification of the terms of a lease between us and the new tenant entity.

(c)	The additional interest on the 2018 Notes for the year ended December 31, 2013 and the six months ended June 30, 2013 consisted of additional interest we paid in connection with the June 2013 redemption of $113.8 million in aggregate principal amount of our then outstanding 2018 Notes.

(d)	The cash portion of loss on extinguishment of debt consists of the cash portion of the amounts described in footnote (a) above.

RISK FACTORS

An investment in the Notes involves certain risks. You should carefully consider, among other factors, the matters described below, those in the accompanying prospectus on page 6, and those under the heading “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, before you make a decision to invest in our securities. See “Incorporation of Certain Information by Reference.”

Risks Relating to the Notes

We have substantial indebtedness and have the ability to incur significant additional indebtedness and other liabilities.

Assuming that we had completed this offering on June 30, 2014, and after giving pro forma effect to the (i) the borrowing of an aggregate principal amount of $560.0 million under the Revolving Credit Facility as described further under “Capitalization” (which we borrowed subsequent to June 30, 2014 to fund our acquisition of the Holiday Portfolio and provide us with additional working capital), (ii) the application of the net proceeds from the Equity Offering (assuming the underwriters do not exercise their option to purchase additional shares of common stock) to pay down $138.9 million of borrowings outstanding under the Revolving Credit Facility, (iii) the issuance and sale of the Notes and (iv) the application of the net proceeds therefrom to pay down $145.8 million of borrowings outstanding under the Revolving Credit Facility, we would have had on that date $150.0 million of indebtedness with respect to the Notes, $350.0 million of indebtedness with respect to the Existing 2021 Notes, $200.0 million of indebtedness with respect to the 2023 Notes, $275.3 million outstanding under the Revolving Credit Facility and aggregate mortgage indebtedness to third parties of $125.4 million on certain of our properties. Our high level of indebtedness may have the following important consequences to us:

•

It may become more difficult for us to satisfy our obligations (including ongoing interest payments and, where applicable, scheduled amortization payments) with respect to the Notes and our other debt;

•	It may limit our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements;

•	It may increase our cost of borrowing;

•	It may increase interest rates and therefore interest expense with respect to any indebtedness under the Revolving Credit Facility or other variable rate borrowings;

•	We may need to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby limiting our ability to invest in our business;

•

It may limit our ability to adjust rapidly to changing market conditions and we may be vulnerable in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

•	It may place us at a competitive disadvantage against less leveraged competitors; and

•	It may require us to sell assets and properties at an inopportune time.

In addition, the indenture governing the Notes permits us to incur substantial additional debt, including secured debt (to which the Notes will be effectively subordinated). If we incur additional debt, the related risks described above could intensify. Furthermore, the indenture governing the Notes does not impose any limitation on our ability to incur liabilities that are not considered indebtedness under the indenture governing the Notes.

We may be unable to service our indebtedness, including the Notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the Notes, depends on and is subject to our future financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. Our business may fail to generate sufficient cash flow from operations or future borrowings may be unavailable to us under the Revolving Credit Facility or from other sources in an amount sufficient to enable us to service our debt, including the Notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the Notes. We may be unable to refinance any of our debt, including any amounts outstanding under the Revolving Credit Facility, on commercially reasonable terms or at all. In particular, the Revolving Credit Facility will mature prior to the maturity of the Notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances and/or negotiations with our lenders to restructure the applicable debt. The Revolving Credit Facility and the indenture governing the Notes restrict, and market or business conditions may limit, our ability to take some or all of these actions. Any restructuring or refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

The Notes and the guarantees will be unsecured and will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The Notes and the guarantees will be the Issuers’ and the guarantors’ unsecured obligations. The indenture governing the Notes generally permits us to incur secured indebtedness so long as we maintain a specified ratio of unencumbered assets to unsecured debt. The Notes and the guarantees will be effectively subordinated to all of our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such obligations. The Notes and the guarantees are unsecured and will rank equally with all other existing and future senior unsecured indebtedness of the Issuers, including indebtedness under the Revolving Credit Facility, the Existing 2021 Notes and the 2023 Notes. Because the Notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	We enter into bankruptcy, liquidation, reorganization or other winding-up;

•	There is a default in payment under any of our secured debt; or

•	There is an acceleration of any of our secured debt.

If any of these events occurs, our secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims. In addition, you may not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the Notes.

The Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the Notes or in the future do not guarantee the Notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the bankruptcy, liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including creditors (including mortgage holders) and holders of preferred equity interests of those subsidiaries.

Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before distributing any of their assets to us. Our net revenues on an annualized basis attributable to the properties held by the Real Property Non-Guarantor Subsidiaries, as described further under “Description of Notes — Guaranties and Subsidiary Guarantors,” were $16.7 million for the six months ended June 30, 2014, and, as of June 30, 2014, these properties accounted for approximately 18% of Sabra’s total real estate investments, net of accumulated depreciation, and had aggregate mortgage indebtedness to third parties of $125.4 million.

We rely on our subsidiaries for our operating funds, and our non-guarantor subsidiaries have no obligation to supply us with any funds.

We conduct our operations through subsidiaries and depend on our subsidiaries for the funds necessary to operate and repay our debt obligations. We will depend on the transfer of funds from our subsidiaries to make the payments due under the Notes. Under certain circumstances, one or more of our subsidiaries may be released from its, or may not be required to provide a, guarantee of the Notes, and in such circumstances, will not be required to fund any of our obligations with respect to the Notes. Each of our subsidiaries will be a distinct legal entity and will have no obligation, contingent or otherwise, to transfer funds to us. In addition, our ability to make payments under the Notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

Covenants in our debt agreements restrict our and our restricted subsidiaries’ activities and could adversely affect our business.

Our debt agreements, including the indentures governing the Notes and the Existing 2021 Notes and the 2023 Notes, and the Revolving Credit Facility, contain various covenants that limit our ability and the ability of our restricted subsidiaries to engage in various transactions including:

•	Incurring additional secured and unsecured debt;

•	Paying dividends or making other distributions on, redeeming or repurchasing capital stock;

•	Making investments or other restricted payments;

•	Entering into transactions with affiliates;

•	Issuing stock of or interests in restricted subsidiaries;

•	Engaging in non-healthcare related business activities;

•	Creating restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us;

•	Selling assets; and

•	Effecting a consolidation or merger or selling substantially all of our assets.

These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, the Revolving Credit Facility requires us to maintain specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth ratio, as well as satisfy other financial condition tests. The indentures governing the Notes and the Existing 2021 Notes and the 2023 Notes require us to maintain Total Unencumbered Assets (as defined in “Description of Notes”) of at least 150% of our unsecured indebtedness. Our ability to meet these requirements may be affected by events beyond our control, and we may not meet these requirements.

A breach of any of the covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. We may be unable to maintain compliance with these covenants and, if we fail to do so, we may be unable to obtain waivers from the lenders and/or amend the covenants. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of Notes to return payments received from subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the Notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	Received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	The sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

The present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	It could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will have a fair market value of its assets greater than the total amount of its liabilities (including contingent liabilities), will have a present fair salable value of its assets greater than the amount that will be required to pay its probable liabilities on its debts as they become absolute and matured, will be able to realize upon its assets and pay its debts and other liabilities, including contingent liabilities, as they mature, and will not have unreasonably small capital. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. In addition, each guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws, or may eliminate the subsidiary guarantor’s obligations or reduce the subsidiary guarantor’s obligations to an amount that effectively makes the guarantee worthless.

We may not have the funds necessary to finance the repurchase of the Notes in connection with a change of control offer required by the indenture governing the Notes.

Upon the occurrence of specific kinds of change of control events, the indenture governing the Notes and the Existing 2021 Notes will require us to make an offer to repurchase all outstanding Notes and all outstanding Existing 2021 Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the Notes and the Existing 2021 Notes. The 2023 Notes have the same requirement. Any failure to make an offer to purchase, or to repay holders tendering notes, upon a Change of Control (as defined in the applicable indenture) will result in an event of default under the indentures governing the Notes and the Existing 2021 Notes and the 2023 Notes. In addition, restrictions under the Revolving Credit Facility, or other future debt, may not allow us to repurchase the Notes upon a change of control. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the Notes, which would constitute an event of default under the indenture governing the Notes, which in turn would constitute a default under the Revolving Credit Facility. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the Notes although these types of transactions could affect our capital structure or credit ratings and the holders of the Notes. See “Description of Notes — Repurchase of Notes upon a Change of Control.”

Courts interpreting change of control provisions under New York law (which will be the governing law of the indenture governing the Notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether an indenture change of control provision, similar to the one that will be contained in the indenture governing the Notes, related to a change of control as a result of a change in the composition of a board of directors could be unenforceable on public policy grounds. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a change in the composition of our board of directors is uncertain. Another court may not enforce the change of control provisions in the indenture governing the Notes as written for the benefit of the holders, and the change of control provisions could be impacted if we become a debtor in a bankruptcy case.

An active trading market may not be maintained for the Notes, which may hinder your ability to liquidate your investment.

The Notes will be issued as additional notes under the indenture governing the Existing 2021 Notes. The Notes will be treated as a single series with the Existing 2021 Notes for all purposes under the indenture, will have the same terms and CUSIP number as the Existing 2021 Notes and will be fungible with the Existing 2021 Notes. Our Existing 2021 Notes have only traded since January 23, 2014 and are not listed on any securities exchange. We do not intend to list the Notes on any national securities exchange. Although the underwriters make a market in the Existing 2021 Notes and have advised us that, following the completion of this offering, they intend to continue to make a market in the Existing 2021 Notes and the Notes as permitted by applicable law, there is no guarantee that such trading market will be maintained, and any such market making may be discontinued at any time at the sole discretion of the underwriters. If an active trading market for the Notes fails to be sustained, the trading price of the Notes could be adversely affected.

Even if an active trading market for the Notes is sustained, the Notes could trade at prices that may be lower than the initial offering price. The liquidity of the trading market for the Notes and the trading price quoted for the Notes may be adversely affected by many factors, some of which are beyond our control, including:

•	Prevailing interest rates;

•	Demand for high yield debt securities generally;

•	General economic conditions;

•	Our financial condition, performance and future prospects;

•	Our credit rating; and

•	Prospects for companies in our industry generally.

Historically, the market of non-investment grade debt like the Notes has been subject to disruptions that have caused substantial market price fluctuations in the price of securities that are similar to the Notes. Therefore, any trading market for the Notes may be subject to disruptions and price volatility.

Risks Associated With Sabra’s Status As A REIT

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, Sabra must make distributions to its stockholders. The indenture governing the Notes permits us to declare or pay any dividend or make any distribution that is necessary to maintain our REIT status if the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (as each term is defined in the indenture governing the Notes) and to make additional distributions if we pass certain other financial tests.

Sabra is required under the Internal Revenue Code of 1986, as amended (the “Code”), to distribute at least 90% of its taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain, and the Operating Partnership is required to make distributions to Sabra to allow it to satisfy these REIT distribution requirements. However, distributions may limit Sabra’s ability to rely upon rental payments from its properties or subsequently acquired properties to finance investments, acquisitions or new developments.

Although Sabra anticipates that it generally will have sufficient cash or liquid assets to enable Sabra to satisfy the REIT distribution requirement, it is possible that, from time to time, Sabra may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause Sabra to fail to have sufficient cash or liquid assets to enable Sabra to satisfy the 90% distribution requirement.

In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement and maintain Sabra’s status as a REIT, Sabra may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. This may require Sabra to raise additional capital to meet its obligations. The terms of our Revolving Credit Facility and the terms of the indenture governing the Notes may restrict our ability to engage in some of these transactions.

Risks Related to Sabra’s Recent Acquisition of the Holiday Portfolio

The intended benefits of the acquisition of the Holiday Portfolio may not be realized, which could have a negative impact on the market price of our common stock after the acquisition.

The acquisition of the Holiday Portfolio poses risks for our ongoing operations, including that:

•	our future business and financial results will suffer if we do not effectively manage our expanded portfolio;

•	our level of indebtedness will increase substantially;

•

the Holiday Portfolio, which is expected to contribute a significant portion of our future rents, may not perform as well as we anticipate or we may incur unanticipated costs and expenses relating to the Holiday Portfolio;

•	the intended benefits of the Holiday Portfolio may not be realized as quickly or to the extent anticipated by us or at all; and

•	unforeseen difficulties may arise in integrating the Holiday Portfolio into our existing portfolio.

Any of these matters could have a negative impact on the market price of our common stock after the acquisition.

If we are unable to successfully integrate the Holiday Portfolio, our business and financial results may be negatively affected.

We are currently in the process of integrating the Holiday Portfolio properties with our current operations. Successful integration of these properties will depend primarily on our ability to quickly and effectively consolidate the acquired properties into our existing operations. The acquisition of the Holiday Portfolio may also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the Holiday Portfolio with our operations. We may not be able to integrate these properties without encountering difficulties, including, but not limited to, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If we have difficulties integrating the Holiday Portfolio, we might not achieve the economic benefits we anticipate to result from the acquisition, and this may hurt our business and financial results. In addition, we may experience greater-than-expected costs or difficulties relating to the integration of these properties.

Holiday Tenant may be unable to cover its lease obligations to us and there can be no assurance that the Guarantor will be able to cover any shortfall.

The Holiday Portfolio was previously owner-operated by Holiday. As a result, Holiday did not have a lease expense to cover like the lease expense that is and will be payable to us under the Holiday Master Lease. If Holiday Tenant is not able to satisfy its obligations to us, we would be entitled, among other remedies, to use any funds of Holiday Tenant then held by us as security for Holiday Tenant’s performance of its obligations (approximately $15.1 million) and to seek recourse against the Guarantor under the Guaranty. The Guaranty includes certain financial covenants of the Guarantor, including maintaining a minimum net worth of $150 million, a minimum fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x (as each term is defined in the Guaranty). As of the date of this prospectus supplement, the Guarantor has guaranteed, or agreed to guarantee, significant lease obligations of various other of its subsidiaries in addition to its guarantee of Holiday Tenants’ obligations to us. In the future, the Guarantor may execute additional guaranties of the lease obligations of its subsidiaries without limitation. The Guarantor informed us that as of June 30, 2014, it had a net worth (calculated in accordance with the Guaranty) of approximately $430.4 million. There can be no assurance that the Guarantor will have the resources necessary to satisfy its obligations to us under the Guaranty in the event that Holiday Tenant fails to satisfy its lease obligations to us in full, which could have a material adverse effect on us.

USE OF PROCEEDS

The net proceeds to us from this offering (after deducting the underwriters’ discounts and commissions and our offering expenses) are estimated to be approximately $145.8 million. We intend to use the net proceeds from this offering to repay borrowings outstanding under the Revolving Credit Facility. These repaid amounts may be reborrowed. We had no amounts outstanding and $289.5 million available for borrowing under our Prior Revolving Credit Facility as of June 30, 2014. On September 10, 2014, we entered into the Revolving Credit Facility that provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. On September 24, 2014, we borrowed $560.0 million under the Revolving Credit Facility to fund the acquisition of the Holiday Portfolio as described under “Summary — Recent Developments — Acquisition of the Holiday Portfolio” and to provide us with additional working capital. The outstanding borrowings under the Revolving Credit Facility, including amounts that are converted into a term loan, bear interest on the outstanding principal amount at a rate equal to, at our option, LIBOR plus 2.00% to 2.60% or a Base Rate (as defined in the credit agreement relating to the Revolving Credit Facility) plus 1.00% to 1.60%. The Revolving Credit Facility, including any amounts that are converted into a term loan, has a maturity date of September 10, 2018 and includes a one year extension option.

After giving pro forma effect as of June 30, 2014 to the borrowing of an aggregate principal amount of $560.0 million under the Revolving Credit Facility (which we borrowed subsequent to June 30, 2014 to fund our acquisition of the Holiday Portfolio and provide us with additional working capital), and the application of the net proceeds from the Equity Offering (assuming the underwriters do not exercise their option to purchase additional shares of common stock) to pay down borrowings outstanding under the Revolving Credit Facility, we would have had on June 30, 2014 $421.1 million outstanding under the Revolving Credit Facility. Affiliates of certain of the underwriters are lenders under the Revolving Credit Facility and, in such capacity, will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis;

•

on a pro forma basis to give effect to $560.0 million borrowed under our Revolving Credit Facility after June 30, 2014 to fund our acquisition of the Holiday Portfolio and provide us with additional working capital, as though such acquisition occurred on June 30, 2014;

•

on a pro forma as adjusted basis to give further effect to the Equity Offering (assuming the underwriters do not exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and our estimated offering expenses totaling approximately $6.6 million, and the use of the net proceeds from such offering to repay borrowings outstanding under the Revolving Credit Facility; and

•

on a pro forma as further adjusted basis to give further effect to the issuance and sale of $150.0 million aggregate principal amount of Notes in this offering and the use of the net proceeds of approximately $145.8 million from this offering to repay borrowings outstanding under the Revolving Credit Facility. See “Use of Proceeds.”

You should read this table together with “Use of Proceeds,” “Summary — Summary Condensed Consolidated Financial and Other Data” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus supplement, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)	Pro Forma As Further Adjusted
	(in thousands)
Cash and cash equivalents	$15,085	$23,710	$23,710	23,710

Long term debt, including amounts due within one year:
Revolving Credit Facility(2)	$—	$560,000	$421,070	$275,286
Mortgage indebtedness	125,400	125,400	125,400	125,400
Existing 2021 Notes	350,000	350,000	350,000	350,000
Notes offered hereby(3)(4)	—	—	—	149,250
2023 Notes(3)	200,000	200,000	200,000	200,000

Total debt	675,400	1,235,400	1,096,470	1,099,936

Total equity	655,815	654,440	793,370	793,370

Total capitalization	$1,331,215	$1,889,840	$1,889,840	$1,893,306

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.

(2)

As of June 30, 2014, the Prior Revolving Credit Facility provided for a borrowing capacity of up to $375.0 million (up to $30.0 million of which may have been utilized for letters of credit) and included an accordion feature that allowed the borrowers (the Operating Partnership and certain of its subsidiaries) to increase the borrowing availability under the Prior Revolving Credit Facility by up to an additional $225.0 million, subject to certain terms and conditions. Borrowing availability under the Prior Revolving Credit Facility was subject to a borrowing base calculation. As of June 30, 2014, no amounts were outstanding under the Prior Revolving Credit Facility. On September 10, 2014, we entered into the Revolving Credit Facility that provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. We also have an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. See “Summary — Recent Developments — Second Amended and Restated Revolving Credit Facility.” As of September 24, 2014, $570.0 million was outstanding under the Revolving Credit Facility and $80.0 million remained available for future borrowings. On September 25, 2014, we provided notice to the lenders under the Revolving Credit Facility of the exercise of the option to convert $200.0 million of the Revolving Credit Facility to a term loan. We intend to use the net proceeds from the Equity Offering to repay borrowings outstanding under the Revolving Credit Facility.

(3)	The aggregate principal amount of the Notes and the Existing 2021 Notes will be $500.0 million.

(4)	The outstanding principal balance of the Notes offered hereby includes a $0.8 million discount.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma information set forth below reflects our historical information, as adjusted to give effect to the following transactions, which are described in more detail elsewhere in this prospectus supplement:

•	our acquisition of the Holiday Portfolio, consisting of a portfolio of 21 independent living facilities, for a total cash purchase price of $550.0 million;

•	our entry into the Holiday Master Lease;

•	borrowings of $560.0 million under the Revolving Credit Facility to fund the purchase price of the Holiday Portfolio and provide us with additional working capital;

•

the sale of 6.0 million shares of our common stock in the Equity Offering, assuming the underwriters do not exercise their option to purchase additional shares of our common stock, and the use of the net proceeds from such offering to repay borrowings outstanding under the Revolving Credit Facility; and

•	the sale of $150.0 million aggregate principal amount of Notes in this offering and the use of the net proceeds from this offering to repay borrowings outstanding under the Revolving Credit Facility.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the matters described above as if they had occurred on June 30, 2014. The unaudited pro forma condensed consolidated income statement for the six months ended June 30, 2014 and for the year ended December 31, 2013 give effect to the matters described above as if they had occurred on January 1, 2013. Our historical financial information was derived from our consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated herein by reference. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the other information contained in this prospectus supplement, the accompanying prospectus, the related notes to this pro forma financial information and our historical consolidated financial statements and the related notes included in our filings with the SEC that are incorporated by reference into this prospectus supplement.

The allocation of the purchase price for the acquisition of the Holiday Portfolio is reflected in these unaudited pro forma condensed consolidated financial statements based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair values of assets acquired and liabilities assumed will be based on the actual valuation of the tangible and intangible assets and liabilities of the Holiday Portfolio that will not be completed until after the Equity Offering and this offering of Notes is consummated. Consequently, amounts ultimately allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in depreciation or amortization of tangible and intangible assets and liabilities.

In the opinion of management, all adjustments necessary to reflect the effects of the matters described above and in the notes to the unaudited pro forma condensed consolidated financial information have been included and are based upon available information and assumptions that we believe are reasonable. The historical financial information has been adjusted to give effect to the acquisition of the Holiday Portfolio, the Equity Offering and to events that are directly attributable to this offering of Notes that can be factually supported and, in the case of the unaudited pro forma condensed consolidated income statement, that are expected to have a continuing impact. However, such adjustments are estimates and may not prove to be accurate. These adjustments are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking

Statements.” The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price and other changes in the tangible and intangible assets and liabilities of the Holiday Portfolio could cause material changes to the information presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

At June 30, 2014

(dollars in thousands, except share data)

		Pro Forma Adjustments
	Sabra Historical (a)	Holiday Portfolio Acquisition		Equity Offering (b)		Notes Offering (c)		Sabra Pro Forma
Assets:
Real estate investments, net of accumulated depreciation	$1,036,312	$533,500	(d)	$—		$—		$1,569,812
Loans receivable and other investments, net	225,787	—		—		—		225,787
Cash and cash equivalents	15,085	8,625		—		—		23,710
Restricted cash	6,125	—		—		—		6,125
Deferred tax assets	24,212	—		—		—		24,212
Prepaid expenses, deferred financing costs and other assets	68,990	16,500	(d)	—		3,466		88,956

Total assets	$1,376,511	$558,625		$—		$3,466		$1,938,602

Liabilities and stockholders’ equity
Mortgage notes	125,400	—		—		—		125,400
Revolving Credit Facility(e)	—	560,000		(138,930)		(145,784)		275,286
Senior unsecured notes	550,000	—		—		149,250	(f)	699,250
Accounts payable and accrued liabilities	21,084	—		—		—		21,084
Tax liability	24,212	—		—		—		24,212

Total liabilities	720,696	560,000		(138,930)		3,466		1,145,232

Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, 5,750,000 shares issued and outstanding as of June 30, 2014	58	—		—		—		58
Common stock, $.01 par value; 125,000,000 shares authorized, 47,263,151 shares issued and outstanding as of June 30, 2014, 53,263,151 pro forma shares issued and outstanding	473	—		60	(b)	—		533
Additional paid-in capital	760,258	—		138,870	(b)	—		899,128
Cumulative distributions in excess of net income	(104,951)	(1,375	)(g)	—		—		(106,326)

Total Sabra Health Care REIT, Inc. stockholders’ equity	655,838	(1,375)		138,930		—		793,393
Noncontrolling interests	(23)	—		—		—		(23)

Total equity	655,815	(1,375)		138,930		—		793,370

Total liabilities and equity	$1,376,511	$558,625		$—		$3,466		$1,938,602

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year Ended December 31, 2013

(dollars in thousands, except share and per share data)

		Pro Forma Adjustments
	Sabra Historical (a)	Holiday Portfolio Acquisition		Equity Offering (b)		Notes Offering (c)	Sabra Pro Forma
Revenues:
Rental income	$128,988	$39,260	(h)	$—		$—	$168,248
Interest and other income	5,792	—		—		—	5,792

Total revenues	134,780	39,260		—		—	174,040
Expenses:
Depreciation and amortization	33,281	17,123	(i)	—		—	50,404
Interest, net	40,460	12,914	(j)	—		4,759 (k)	58,133
General and administrative	16,423	—		—		—	16,423

Total expenses	90,164	30,037		—		4,759	124,960

Other (expense) income:
Loss on extinguishment of debt	(10,101)	—		—		—	(10,101)
Other (expense) income	(800)	—		—		—	(800)

Total other (expense) income	(10,901)	—		—		—	(10,901)

Net income (loss)	33,715	9,223		—		(4,759)	38,179

Preferred stock dividends	(7,966)	—		—		—	(7,966)

Net income (loss) attributable to common stockholders	$25,749	$9,223		$—		(4,759)	$30,213

Net income to common stockholders per common share, basic(l)	$0.69						$0.69

Net income to common stockholders per common share, diluted(l)	$0.68						$0.69

Weighted-average number of common shares outstanding, basic	37,514,637			6,000,000	(m)		43,514,637
Weighted-average number of common shares outstanding, diluted	38,071,926			6,000,000	(m)		44,071,926

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Six Months Ended June 30, 2014

(dollars in thousands, except share and per share data)

		Pro Forma Adjustments
	Sabra Historical (a)	Holiday Portfolio Acquisition		Equity Offering (b)		Notes Offering (c)	Sabra Pro Forma
Revenues:
Rental income	$73,578	$19,630	(h)	$—		$—	$93,208
Interest and other income	10,245	—		—		—	10,245

Total revenues	83,823	19,630		—		—	103,453
Expenses:
Depreciation and amortization	19,105	8,562	(i)	—		—	27,667
Interest, net	22,128	7,462	(j)	—		2,020 (n)	31,610
General and administrative	13,779	—		—		—	13,779

Total expenses	55,012	16,024		—		2,020	73,056

Other (expense) income:
Loss on extinguishment of debt	(22,296)	—		—		—	(22,296)
Other income (expense)	960	—		—		—	960

Total other income (expense)	(21,336)	—		—		—	(21,336)

Net income (loss)	7,475	3,606		—		(2,020)	9,061
Net loss attributable to noncontrolling interests	23	—		—		—	23

Net income (loss) attributable to Sabra Health Care REIT, Inc.	7,498	3,606		—		(2,020)	9,084

Preferred stock dividends	(5,121)	—		—		—	(5,121)

Net income (loss) attributable to common stockholders	$2,377	$3,606		$—		$(2,020)	$3,963

Net income to common stockholders per common share, basic(l)	$0.06						$0.08

Net income to common stockholders per common share, diluted(l)	$0.06						$0.08

Weighted-average number of common shares outstanding, basic	41,324,795			6,000,000	(o)		47,324,795
Weighted-average number of common shares outstanding, diluted	41,791,470			6,000,000	(o)		47,791,470

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

You should read the unaudited pro forma condensed consolidated financial statements in conjunction with our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference into this prospectus supplement.

(a)	Historical financial information for the year ended December 31, 2013 is derived from our Annual Report on Form 10-K for the year ended December 31, 2013. Historical financial information as of and for the quarter ended June 30, 2014 is derived from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

(b)	Represents an issuance of 6.0 million shares of our common stock and estimated net proceeds to us from the Equity Offering of approximately $138.9 million, which we intend to use to repay borrowings outstanding under the Revolving Credit Facility. The shares of our common stock issued in connection with the Equity Offering are valued as follows (in thousands, except share and per share data):

Number of shares issued	6,000,000
Price per share	$24.25
Gross proceeds	$145,500
Less: Underwriting discounts and commissions	(5,820)
Less: Expenses payable by us	(750)

Proceeds to us	$138,930

The total value of the 6.0 million shares of common stock issued in the Equity Offering is allocated as follows:

Par value, $0.01 per share	$60
Additional paid-in capital	138,870

$138,930

(c)	Represents an issuance of $150.0 million aggregate principal amount of the Notes and net proceeds to us from this offering of approximately $145.8 million, which we intend to use to repay borrowings outstanding under the Revolving Credit Facility.

(d)	We recorded the cost of tangible assets and identifiable intangibles (consisting of tenant origination and absorption costs and tenant relationship intangibles) based on their estimated fair value. The purchase accounting for this transaction is preliminary and subject to change.

(e)	On September 10, 2014, the Operating Partnership entered into a second amended and restated unsecured revolving credit facility, which is referred to in this prospectus supplement as the Revolving Credit Facility. The Revolving Credit Facility amends and restates the amended and restated secured revolving credit facility that the Operating Partnership and certain subsidiaries of the Operating Partnership entered into on July 29, 2013 and amended on October 15, 2013. The Revolving Credit Facility provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. The Operating Partnership also has an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. See “Summary — Recent Developments — Second Amended and Restated Revolving Credit Facility.” On September 25, 2014, the Operating Partnership provided notice to the lenders under the Revolving Credit Facility of the exercise of this option as to $200.0 million of the outstanding borrowings under the Revolving Credit Facility.

(f)	The outstanding principal balance of the Notes offered hereby includes a $0.8 million discount.

(g)	Represents estimated acquisition pursuit costs that we expect to incur as part of the Holiday Portfolio acquisition, which are not reflected in the historical balance sheet.

(h)	Represents base rental income (not reflected in our historical statement of income) for the period.

(i)	Represents depreciation and amortization expense (not reflected in our historical statement of income) for the period. The cost of tangible assets and identifiable liabilities is amortized over their respective estimated useful lives. The estimated useful lives are as follows:

Tenant origination and absorption costs	15 years
Tenant relationship intangibles	25 years
Land improvements	3 – 40 years
Buildings and building improvements	3 – 40 years
Furniture and equipment	1 – 20 years

(j)	Represents interest expense based on the effective interest rate as of June 30, 2014 and December 31, 2013, respectively, incurred on the Revolving Credit Facility (net of application of the estimated net proceeds of the Equity Offering of approximately $138.9 million to repay borrowings under the Revolving Credit Facility).

(k)	Represents interest expense of $8.9 million from the issuance of $150.0 million of aggregate principal amount of the Notes, less a reduction of $4.1 million of interest expense on the Revolving Credit Facility after applying the net proceeds to us from this offering of approximately $145.8 million to repay borrowings outstanding under the Revolving Credit Facility.

(l)	The calculations of basic and diluted net income per common share are as follows (dollars in thousands, except per share data):

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Sabra Historical	Sabra Pro Forma As Adjusted	Sabra Historical	Sabra Pro Forma As Adjusted
Numerator
Net income attributable to common stockholders	$2,377	$3,963	$25,749	$30,213

Denominator
Basic weighted-average common shares	41,324,795	47,324,795	37,514,637	43,514,637
Dilutive stock options and restricted stock units	466,675	466,675	557,289	557,289

Diluted weighted-average common shares	41,791,470	47,791,470	38,071,926	44,071,926

Net income attributable to common stockholders, per:
Basic common share	$0.06	$0.08	$0.69	$0.69

Diluted common share	$0.06	$0.08	$0.68	$0.69

(m)	Represents the issuance of 6.0 million shares of our common stock in the Equity Offering on January 1, 2013 on a weighted-average basis for the year ended December 31, 2013.

(n)	Represents interest expense of $4.4 million from the issuance of $150.0 million of aggregate principal amount of the Notes, less a reduction of $2.4 million of interest expense on the Revolving Credit Facility after applying the net proceeds to us from this offering of approximately $145.8 million to repay borrowings outstanding under the Revolving Credit Facility.

(o)	Represents the issuance of 6.0 million shares of our common stock in the Equity Offering on January 1, 2013 on a weighted-average basis for the six months ended June 30, 2014.

DESCRIPTION OF OTHER INDEBTEDNESS

2021 Notes

On January 23, 2014, the Issuers issued $350.0 million aggregate principal amount of 5.5% senior unsecured notes due 2021 (the “Existing 2021 Notes”). The Existing 2021 Notes accrue interest at a rate of 5.5% per annum payable semiannually on February 1 and August 1 of each year. The Notes offered hereby are an additional issuance of, and will form a single series voting together as one class with, the Existing 2021 Notes.

The obligations under the Existing 2021 Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra and certain of Sabra’s other existing and, subject to certain exceptions, future material subsidiaries; provided, however, that such guarantees are subject to release under certain customary circumstances. The same guarantors that guarantee the Existing 2021 Notes will guarantee the Notes offered hereby. See “Note 10. Summarized Condensed Consolidating Information” in the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six months ended June 30, 2014, for additional information concerning the circumstances pursuant to which the guarantors will be automatically and unconditionally released from their obligations under the guarantees.

The Existing 2021 Notes are redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after February 1, 2017, at the redemption prices set forth in the indenture governing the Existing 2021 Notes, plus accrued and unpaid interest to the applicable redemption date. In addition, prior to February 1, 2017, the Issuers may redeem all or a portion of the Existing 2021 Notes at a redemption price equal to 100% of the principal amount of the Existing 2021 Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to February 1, 2017, the Issuers may redeem up to 35% of the principal amount of the Existing 2021 Notes, using the proceeds of specific kinds of equity offerings, at a redemption price of 105.5% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date. Assuming the Existing 2021 Notes are not redeemed, the Existing 2021 Notes mature on February 1, 2021.

The indenture governing the Existing 2021 Notes contains restrictive covenants that, among other things, restrict the ability of Sabra, the Issuers and their restricted subsidiaries to: (i) incur or guarantee unsecured indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments; (v) create liens on their assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate or sell all or substantially all of their assets; and (viii) create restrictions on the ability of Sabra’s restricted subsidiaries to pay dividends or other amounts to Sabra. The indenture governing the Existing 2021 Notes also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Existing 2021 Notes, the failure to comply with certain covenants and agreements specified in the indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding Existing 2021 Notes may become due and payable immediately. As of June 30, 2014, we were in compliance with all applicable financial covenants under the Existing 2021 Notes.

2023 Notes

On May 23, 2013, the Issuers issued $200.0 million aggregate principal amount of 5.375% senior unsecured notes due 2023 (the “2023 Notes”). The 2023 Notes accrue interest at a rate of 5.375% per annum payable semiannually on June 1 and December 1 of each year.

The obligations under the 2023 Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra and certain of Sabra’s other existing and, subject to certain exceptions, future material subsidiaries; provided, however, that such guarantees are subject to release under certain customary circumstances. See “Note 10. Summarized Condensed Consolidating Information” in the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six months ended June 30, 2014, for additional information concerning the circumstances pursuant to which the guarantors will be automatically and unconditionally released from their obligations under the guarantees.

The 2023 Notes are redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after June 1, 2018, at the redemption prices set forth in the indenture governing the 2023 Notes , plus accrued and unpaid interest to the applicable redemption date. In addition, prior to June 1, 2018, the Issuers may redeem all or a portion of the 2023 Notes at a redemption price equal to 100% of the principal amount of 2023 Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to June 1, 2016, the Issuers may redeem up to 35% of the principal amount of the 2023 Notes , using the proceeds of specific kinds of equity offerings, at a redemption price of 105.375% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date. Assuming the 2023 Notes are not redeemed, the 2023 Notes mature on June 1, 2023.

The indenture governing the 2023 Notes contains restrictive covenants that, among other things, restrict the ability of Sabra, the Issuers and their restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments; (v) create liens on their assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate or sell all or substantially all of their assets; and (viii) create restrictions on the ability of Sabra’s restricted subsidiaries to pay dividends or other amounts to Sabra. The indenture governing the 2023 Notes also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the 2023 Notes , the failure to comply with certain covenants and agreements specified in the indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding 2023 Notes may become due and payable immediately. As of June 30, 2014, we were in compliance with all applicable financial covenants under the 2023 Notes.

Revolving Credit Facility

On September 10, 2014, the Operating Partnership entered the Revolving Credit Facility. The Revolving Credit Facility amends and restates the Prior Revolving Credit Facility that the Operating Partnership and certain subsidiaries of the Operating Partnership entered into on July 29, 2013 and amended on October 15, 2013. The Revolving Credit Facility increased the borrowing capacity from the Prior Revolving Credit Facility from $375.0 million to $650.0 million and provides an accordion feature allowing for an additional $100.0 million of capacity, subject to terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. The Operating Partnership also has an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. On September 25, 2014, the Operating Partnership provided notice to the lenders under the Revolving Credit Facility of the exercise of this option as to $200.0 million of the outstanding borrowings under the Revolving Credit Facility.

While the Prior Revolving Credit Facility was secured by pledges of equity of our wholly-owned subsidiaries that own certain of our real estate assets, the Revolving Credit Facility is unsecured. The Revolving Credit Facility, including amounts that are converted into a term loan, has a maturity date of September 10, 2018 and includes a one year extension option. The obligations of the Operating Partnership under the Revolving Credit Facility are guaranteed by us and certain of our subsidiaries. We had no amounts outstanding and $289.5 million available for borrowing under our Prior Revolving Credit Facility as of June 30, 2014. On September 24, 2014, we borrowed $560.0 million under the Revolving Credit Facility to fund the acquisition of the Holiday Portfolio as described under “Summary — Recent Developments — Acquisition of the Holiday Portfolio” and to provide us with additional working capital.

Borrowings under the Revolving Credit Facility, including any amounts that are converted into a term loan, bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Operating Partnership’s option, either (a) LIBOR or (b) a base rate determined as the greater of (i) the federal funds rate plus 0.5%, (ii) the prime rate, and (iii) the Base Rate. The applicable percentage for borrowings will vary based on the Consolidated Leverage Ratio, as defined in the credit agreement, and will range from 2.00% to 2.60% per annum for LIBOR based borrowings and 1.00% to 1.60% per annum for borrowings at the Base Rate. In addition, the Operating Partnership is required to pay an unused fee to the lenders equal to 0.25% or 0.35% per annum of the aggregate unused borrowing capacity under the Revolving Credit Facility.

In the event that Sabra achieves at least two investment grade ratings from S&P, Moody’s and/or Fitch, the Operating Partnership can elect to reduce the applicable percentage for LIBOR or Base Rate borrowings. If the Operating Partnership makes this election, the applicable percentage for borrowings will vary based on the debt ratings at each pricing level, as set forth in the credit agreement, and will range from 0.90% to 1.70% per annum for LIBOR based borrowings and 0.00% to 0.70% per annum for borrowings at the Base Rate. In addition, should the Operating Partnership elect this option, the unused fee will no longer apply and a facility fee ranging between 0.125% and 0.300% per annum will take effect based on the borrowing capacity regardless of amounts outstanding under the Revolving Credit Facility.

The Revolving Credit Facility contains customary covenants that include restrictions or limitations on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, engage in non-healthcare related business activities, enter into transactions with affiliates and sell or otherwise transfer certain assets as well as customary events of default. The Revolving Credit Facility also requires Sabra, through the Operating Partnership, to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement.

Mortgage Indebtedness

As of June 30, 2014, of our 130 properties, 14 were subject to mortgage indebtedness to third parties that totaled approximately $125.4 million. As of June 30, 2014 and December 31, 2013, our mortgage notes payable consisted of the following (dollars in thousands):

Interest Rate Type	Book Value as of June 30, 2014	Book Value as of December 31, 2013	Weighted Average Effective Interest Rate at June 30, 2014	Maturity Date
Fixed Rate	$125,400	$54,688	3.96%	May 2031 – August 2051
Variable Rate	—	86,640	NA	NA

	$125,400	$141,328	3.96%

DESCRIPTION OF NOTES

The following is a summary of the material provisions of the indenture governing the notes offered hereby, which is dated as of May 23, 2013, as supplemented by a third supplemental indenture, dated as of January 23, 2014, a fourth supplemental indenture, dated as of April 30, 2014, and a fifth supplemental indenture dated as of September 29, 2014 (as supplemented, the “indenture”), among Parent (as defined below), the Issuers, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. This summary does not restate that agreement, and we urge you to read the indenture in its entirety, which is available upon request to Sabra at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus supplement, because it, and not this description, defines your rights as a noteholder.

You can find the definitions of certain capitalized terms used in this description under the subheading “— Certain Definitions.” The term “Operating Partnership” as used in this section refers only to Sabra Health Care Limited Partnership and not any of its subsidiaries, and the term “Issuers” as used in this section refers only to Sabra Health Care Limited Partnership and Sabra Capital Corporation and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Sabra Health Care REIT, Inc. and not to any of its subsidiaries.

General

In this offering, the Issuers will issue the notes offered hereby as additional notes under the indenture. The notes offered by this prospectus supplement, together with the Existing 2021 Notes (as defined below), shall be referred to in this “Description of Notes” as the “Notes.” The $150.0 million aggregate principal amount of Notes offered hereby will have the same terms as, and be fungible with, the Issuers’ outstanding $350.0 aggregate principal amount of 5.5% Senior Notes due 2021 issued on January 24, 2014 (the “Existing 2021 Notes”). The Notes offered hereby will become part of the same series and will be designated by the same CUSIP number as the Existing 2021 Notes. Upon the issuance of the Notes offered hereby, there will be an outstanding aggregate principal amount of $500.0 million 5.5% Senior Notes due 2021. The Notes are unsecured senior obligations of the Issuers and will mature on February 1, 2021. The Notes offered hereby will initially bear interest at a rate of 5.5% per annum, payable semiannually to holders of record at the close of business on the January 15 or the July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing February 1, 2015.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the indenture.

Interest on the Notes offered hereby will accrue from August 1, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes offered hereby will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes offered hereby, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.

Subject to the covenants described below under “— Covenants” and applicable law, the Issuers are entitled to issue additional notes under the indenture. The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Additional notes will not necessarily be fungible with the Notes for U.S. federal income tax purposes.

Guaranties and Subsidiary Guarantors

The Notes offered hereby will be, as the Existing 2021 Notes are, guaranteed by Sabra and by certain of its existing and, subject to certain exceptions, future subsidiaries of the Issuers, other than the subsidiaries of Sabra that hold properties subject to mortgages whose terms prohibit such subsidiaries from entering into guarantees of other indebtedness, including the Notes and our revolving credit facility (such subsidiaries, the “Real Property Non-Guarantor Subsidiaries”). The subsidiaries that will guarantee the Notes are referred to herein as the “Subsidiary Guarantors.” As of June 30, 2014, the Real Property Non-Guarantor Subsidiaries hold 14 properties that are subject to mortgages whose terms prohibit such subsidiaries from entering into guarantees of other indebtedness. Sabra’s net revenues on an annualized basis attributable to the properties held by the Real Property Non-Guarantor Subsidiaries were $16.7 million for the six months ended June 30, 2014, and, as of June 30, 2014, these properties accounted for 18% of Sabra’s total real estate investments, net of accumulated depreciation, and had aggregate mortgage indebtedness to third parties of approximately $125.4 million.

The Notes offered hereby will be guaranteed on an unsecured senior basis by Sabra and the Subsidiary Guarantors. The guarantees will be unconditional regardless of the enforceability of the Notes and the indenture. The Notes offered hereby will not be guaranteed by the Real Property Non-Guarantor Subsidiaries, any Unrestricted Subsidiaries we may create in the future or any future Restricted Subsidiaries that do not otherwise guarantee (or become a co-borrower in respect of) the Indebtedness of the Issuers or a Subsidiary Guarantor. As of the date of this prospectus supplement, there are no Unrestricted Subsidiaries.

Subject to certain exceptions, each future Restricted Subsidiary that subsequently guarantees Indebtedness of the Issuers or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes (or the applicable Subsidiary Guaranty) will be required to execute a Subsidiary Guaranty. See “— Covenants — Future Guaranties by Restricted Subsidiaries.”

Pursuant to the indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Covenants — Consolidation, Merger and Sale of Assets” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Covenants — Limitation on Asset Sales”; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Parent, the Issuers or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)    the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary of the Parent; or

(2)    the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Parent or a Subsidiary of the Parent and as permitted by the indenture and if in connection therewith the Parent provides a certificate to the trustee to the effect that the Parent will comply with its obligations described below under “— Covenants — Limitation on Asset Sales” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder. Notwithstanding any of the foregoing, for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent or its Subsidiaries shall not be subject to this paragraph.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released under specified circumstances, including in connection with a disposition of a Subsidiary Guarantor’s Capital Stock if various conditions are satisfied. See “— Covenants — Future Guaranties by Restricted Subsidiaries.”

Optional Redemption

Optional Redemption.    Except as described below, the Issuers are not entitled to redeem any Notes prior to February 1, 2017. The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on and after February 1, 2017, upon not less than 30 days’ nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing February 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

Year	Redemption Price
2017	104.125%
2018	102.750%
2019	101.375%
2020	100.000%

Prior to February 1, 2017, the Issuers will be entitled, at their option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address or as otherwise provided in accordance with the procedures of DTC, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on February 1, 2017 (such redemption price being described in the first paragraph in this “— Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through February 1, 2017 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated by the Issuers on the third Business Day immediately preceding the redemption date, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to February 1, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2017.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuers, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuers.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns, Barclays Capital Inc. and its successors and assigns, Citigroup Global Markets Inc. and its successors and assigns, and RBS Securities Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuers, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 1, 2017, the Issuers are entitled, at their option, to use an amount equal to all or a portion of the Net Cash Proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes (together with any additional notes) issued under the indenture at a redemption price of 105.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that:

(1)    at least 65% of the principal amount of Notes originally issued under the indenture remains outstanding immediately after such redemption; and

(2)    the Issuers make such redemption not more than 120 days after the consummation of any such Equity Offering.

The Issuers or their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

Selection and Notice of Redemption for Optional Redemptions

In the event that the Issuers elect to redeem less than all of the Notes, selection of the Notes for redemption will be made by the trustee either:

(1)    in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are then listed; or

(2)    on a pro rata basis, by lot or by such method as the trustee will deem fair and appropriate.

No Notes of a principal amount of $2,000 or less will be redeemed in part. If a partial redemption is made in an amount equal to all or a portion of the proceeds of an Equity Offering, the trustee will select the Notes on a pro rata basis to the extent practicable, by lot or such other method as the trustee in its sole discretion shall deem to be fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements (subject to DTC procedures). Notice of redemption will be mailed by first-class mail or as otherwise provided in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may be given prior to the completion of an Equity Offering, and any redemption or notice may, at the Issuers’ discretion, be subject to the completion of an Equity Offering. Unless the Issuers default in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Sinking Fund

There will be no sinking fund payments for the Notes.

Ranking

The Notes are senior unsecured obligations of the Issuers, and rank equally in right of payment with other existing and future unsecured senior Indebtedness of the Issuers. The Notes are effectively junior to all of the Issuers’ and the Issuers’ consolidated Subsidiaries’ secured Indebtedness to the extent of the value of the collateral securing such debt, including our $650.0 million revolving credit facility and our mortgage indebtedness, and structurally subordinated to all Indebtedness of any non-guarantor Subsidiaries. As of June 30, 2014, after giving effect to the borrowing of an aggregate principal amount of $560.0 million under the revolving credit facility to fund our acquisition of the Holiday Portfolio and provide us with additional working capital, the Equity Offering, this offering and the use of net proceeds from such offerings:

(i)    we would have had approximately $974.5 million of unsecured Indebtedness outstanding;

(ii)    we would have had approximately $125.4 million of Secured Indebtedness outstanding; and

(iii)    we would have had $374.7 million available for borrowing under the Revolving Credit Facility.

The guarantees of each Guarantor will be unsecured senior obligations of such Guarantor and will rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor. The guarantees of our Guarantors will be effectively subordinated to all of the Secured Indebtedness of such Guarantor, to the extent of the value of the underlying assets. See “— Guaranties and Subsidiary Guarantors” for a description of which entities will guarantee the Notes.

Suspension of Covenants

During a Suspension Period, the Parent and its Restricted Subsidiaries will not be subject to the following corresponding provisions of the indenture:

•	“— Covenants — Limitation on Indebtedness”;

•	“— Covenants — Maintenance of Total Unencumbered Assets”;

•	“— Covenants — Limitation on Restricted Payments”;

•	“— Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“— Covenants — Future Guaranties by Restricted Subsidiaries”;

•	“— Covenants — Limitation on Transactions with Affiliates”; and

•	“— Covenants — Limitation on Asset Sales.”

All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder.

“Suspension Period” means any period:

(1)    beginning on the date that:

(A)    the Notes have Investment Grade Status;

(B)    no Default or Event of Default has occurred and is continuing; and

(C)    the Issuers have delivered an officer’s certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status.

On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Closing Date.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “— Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (13) under the third paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Adjusted Consolidated Net Income or Funds from Operations during the Suspension Period, as applicable, for the purpose of the first or second bullet under clause (C) of the first paragraph of such covenant, and (y) the items specified in the six bullets under clause (C) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that are of the type described in the third paragraph of the “Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clause (2) of the such third paragraph or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of such third paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4) of the third paragraph of the “Limitation on Restricted Payments” covenant shall be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “— Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent, the Issuers or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of the “— Maintenance of Total Unencumbered Assets” covenant, if the Issuers and their Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred for up to 120 days following the Reversion Date, provided that neither the Issuers nor any of their Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been.

Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness

(1)    The Parent will not Incur any Indebtedness (including Acquired Indebtedness) other than the guarantees issued on the Closing Date, other Indebtedness existing on the Closing Date, and guarantees of Indebtedness of the Issuers or any other Restricted Subsidiary of the Parent provided such Indebtedness is permitted by and made in accordance with this covenant. The Parent will not permit any of its Restricted Subsidiaries (including the Issuers) to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis is greater than 60% of Parent’s Adjusted Total Assets.

(2)    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis is greater than 40% of Parent’s Adjusted Total Assets.

(3) The Parent will not permit any of its Restricted Subsidiaries (including the Issuers) to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and their Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0.

(4) Notwithstanding paragraphs (1), (2) or (3) above, the Parent or any of its Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A)    Indebtedness of the Parent, the Issuers or any of Subsidiary Guarantors outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of $525 million and 30% of Parent’s Adjusted Total Assets;

(B)    Indebtedness of the Issuers or any of their Restricted Subsidiaries owed to:

•	the Issuers evidenced by an unsubordinated promissory note, or

•	any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers ) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C)    Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(D)    Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

•	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control, or

•	used to redeem all the Notes as described above under “Optional Redemption,”

•	deposited to defease the Notes as described below under “Defeasance,” or

•	deposited to discharge the obligations under the Notes and indenture as described below under “Satisfaction and Discharge”;

(E)    (i) Guarantees of Indebtedness of the Issuers or any of the Subsidiary Guarantors by the Parent, (ii) Guarantees of Indebtedness of the Issuers by any of their Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guaranties by Restricted Subsidiaries” covenant described below, and (iii) any Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(F)    Existing Indebtedness;

(G)    Indebtedness represented by the Notes and the Guaranties issued on the Closing Date;

(H)    Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(K)    Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(L)    Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M)    Guarantees (a) incurred in the ordinary course of business or (b) constituting Investments that are (i) included in the calculation of the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “— Limitation on Restricted Payments” covenant, (ii) made pursuant to clause (12) under the third paragraph under the “Limitation on Restricted Payments” covenant or (iii) made in reliance on clause (9) or (18) of the definition of “Permitted Investments”;

(N)    Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of paragraphs (1), (2) or (3) of this covenant or clauses (F), (G), (N), (O), (P) or (Q) of this paragraph (4);

(O)    Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in aggregate principal amount at any time outstanding not to exceed, when taken together with all then outstanding net Investments in Unrestricted Subsidiaries and joint ventures made in reliance on clause (9) of the definition of “Permitted Investments,” the greater of $45 million and 3.0% of Parent’s Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (O);

(P)    Purchase Money Indebtedness of the Issuers and Restricted Subsidiaries Incurred to finance the purchase, lease or improvement of property (real or personal) in aggregate principal amount at any time outstanding not to exceed the greater of $40 million and 2.5% of Parent’s Adjusted Total Assets of such Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (P) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (P); or

(Q)    additional Indebtedness of the Issuers and Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of $40 million and 2.5% of Parent’s Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (Q) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (Q).

(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent or any of its Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,

•

Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this “Limitation on Indebtedness” covenant, and

•	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (Q) of paragraph (4) above or is entitled to be incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that the Issuers would be entitled to have incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Closing Date shall be deemed to have been incurred under clause (A) of paragraph (4) above and may not be reclassified. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries will maintain Total Unencumbered Assets as of the end of each fiscal quarter of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis as of the end of each fiscal quarter.

Limitation on Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on or with respect to Capital Stock of the Parent or any Restricted Subsidiary of the Parent held by Persons other than the Parent or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Subsidiary that is not wholly owned to minority stockholders (or owners of equivalent interests in the event the Subsidiary is not a corporation);

(2)    purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Parent held by any Person (other than a Restricted Subsidiary of the Parent);

(3)    make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Issuers that is subordinated in right of payment to the Notes or Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors and (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)    make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)    a Default or Event of Default shall have occurred and be continuing,

(B)    the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C)    the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive and evidenced by a Board Resolution) made after May 23, 2013 shall exceed the sum of, without duplication:

•

50% of the aggregate amount of Adjusted Consolidated Net Income (or, if Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning October 1, 2010 and ending on December 31, 2010, plus

•

95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant (or if no such reports have yet been required to be filed with the SEC pursuant to the indenture, for which internal financial statements are available), plus

•

100% of the aggregate Net Cash Proceeds received by the Parent after October 27, 2010 from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the indenture of Indebtedness of the Parent or any of its Restricted Subsidiaries for cash subsequent to October 27, 2010 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of the Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

•

an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person after October 27, 2010 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income or Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by the Parent and its Restricted Subsidiaries in such Person or Unrestricted Subsidiary and treated as a Restricted Payment, plus

•

the fair market value of noncash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Parent utilized pursuant to clauses (3) or (4) of the second succeeding paragraph) of the Parent subsequent to October 27, 2010 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

•

without duplication, in the event the Parent or any Restricted Subsidiary of the Parent makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Parent, an amount not to exceed the amount of Investments previously made by the Parent and its Restricted Subsidiaries in such Person and treated as a Restricted Payment.

As of June 30, 2014, there was $588.9 million available for Restricted Payments to be made pursuant to clause (C) above.

Notwithstanding the foregoing limitations on Restricted Payments, the Parent and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution or take other action (that would have otherwise been a Restricted Payment) that is necessary to maintain the Parent’s status as a REIT under the Code if (i) the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Parent’s Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing.

The foregoing provisions shall not be violated by reason of:

(1)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the foregoing paragraph;

(2)    the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or to a Subsidiary Guaranty including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (N) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(3)    (a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than any Disqualified Stock or any Capital Stock sold to a Restricted Subsidiary of the Parent or to an employee stock ownership plan or any trust established by the Parent) or from substantially concurrent contributions to the equity capital of the Parent (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 60 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 60 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (3) shall be excluded from the amount described in the third bullet of clause (4)(C) of this covenant;

(4)    the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of the Issuers which is subordinated in right of payment to the Notes or Indebtedness of a Subsidiary Guarantor which is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor in exchange for, or out of the proceeds of, an issuance of, shares of the Capital Stock (other than Disqualified Stock) of the Parent (or options, warrants or other rights to acquire such Capital Stock) within 90 days of such principal payment, repurchase, redemption, retirement, defeasance or other acquisition;

(5)    payments or distributions, to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Parent;

(6)    the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Parent held by any member of the Parent’s (or any of its Restricted Subsidiaries’) any current or former officer, director, consultant or employee of the Parent or any of its Restricted Subsidiaries (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount paid by the Parent and its Restricted Subsidiaries pursuant to this clause (6) shall not exceed $5 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over for one additional calendar year; provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the net cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Parent, in each case, to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Closing Date, to the extent such cash proceeds (i) have not otherwise been and are not thereafter applied to permit the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to the Parent from members of management of the Parent or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent shall not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7)    the repurchase of Capital Stock deemed to occur (i) upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof, and (ii) in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(8)    upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the Offer to Purchase (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuers or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101 % of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(9)    within 90 days after completion of any offer to repurchase Notes pursuant to the covenant described above under the caption “— Limitation on Asset Sales” (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuers or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10)    the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent;

(11)    [Reserved];

(12)    additional Restricted Payments in an aggregate amount not to exceed $45 million; or

(13)    the payment of regularly scheduled cash dividends on shares of cumulative preferred stock of the Parent outstanding from time to time in an amount not to exceed $10.5 million per calendar year;

provided, however, that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to the second paragraph of this covenant and clause (1) of the immediately preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (2) through (13) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by the covenant described under the caption “— Limitation on Restricted Payments,” the Parent and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (13) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “— Limitation on Restricted Payments” (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under the caption “— Limitation on Restricted Payments.”

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Parent or any of its Restricted Subsidiaries,

•	pay any Indebtedness owed to the Parent or any other Restricted Subsidiary,

•	make loans or advances to the Parent or any other Restricted Subsidiary, or

•	transfer its property or assets to the Parent or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)    existing under, by reason of or with respect to, the indenture, the Credit Agreement and any other agreement in effect on the Closing Date as in effect on the Closing Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Closing Date;

(2)    existing under, by reason of or with respect to any other Credit Facility of the Issuers permitted under the indenture; provided, however, that the encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement (with respect to other credit agreements) or the indenture (with respect to other indentures), in each case as in effect on the Closing Date;

(3)    existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4)    existing with respect to any Person or the property or assets of such Person acquired by the Parent or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(5)    existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(6)    in the case of the last bullet in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary not otherwise prohibited by the indenture,

•

existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

•

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent and its Restricted Subsidiaries taken as a whole;

(7)    with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8)    existing under, by reason of or with respect to Indebtedness permitted to be incurred pursuant to paragraph (4)(N) of the covenant described under “— Limitation on Indebtedness”; provided, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(9)    contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

•	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

•

the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the good faith judgment of the Parent), and

•	the Parent, in its good faith, determines that such an encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the Notes.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Parent or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Parent or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Guaranties by Restricted Subsidiaries

The Parent will not permit any Restricted Subsidiary of the Issuers, directly or indirectly, to Guarantee any Indebtedness of the Issuers or of a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes (or the applicable Subsidiary Guaranty) (“Guaranteed Indebtedness”), unless in either case such Restricted Subsidiary within 30 calendar days executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guaranty by such Restricted Subsidiary; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. The Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 calendar day period described above.

If the Guaranteed Indebtedness:

•	ranks equally with the Notes in right of payment, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guaranty in right of payment; or

•

is subordinate in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guaranty at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Any such Subsidiary Guaranty by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)    any sale, exchange or transfer, to any Person not a Subsidiary of the Parent of Capital Stock held by the Parent and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of the Parent,

(2)    in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Guarantor (provided that the surviving entity remains a Guarantor),

(3)    if Parent properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture,

(4)    upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the indenture,

(5)    upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture, or

(6)    the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guaranty, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guaranty provided by a Future Sabra Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged if (i) such Future Sabra Subsidiary ceases to guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement, in either case in connection with a secured financing transaction with respect to real property owned by such entity and (ii) the proceeds from any such secured financing transaction are applied solely for one or more of the uses described in clauses (1) through (7) of the third paragraph under the “Limitation on Asset Sales” covenant.

Limitation on Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent or any of its Restricted Subsidiaries, in each case involving consideration in excess of $2.5 million, except upon terms that are not materially less favorable to the Parent or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)    transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2)    any transaction solely between the Parent and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3)    the payment of reasonable fees and compensation to, and indemnification and similar arrangements on behalf of, current, former or future directors of the Parent or any Restricted Subsidiary;

(4)    the issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent;

(5)    any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)    any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplemental thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Parent and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of the indenture;

(7)    any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent or any Restricted Subsidiary with current, former or future officers and employees of the Parent or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8)    loans and advances to officers and employees of the Parent or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business and consistent with past practice;

(9)    transactions with a Person that is an Affiliate of the Parent solely because the Parent, directly or indirectly, owns Capital Stock of, or controls such Person;

(10)    any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11)    the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (11) of the immediately foregoing paragraph:

•	the aggregate amount of which exceeds $10 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and

•	the aggregate amount of which exceeds $30 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)    the consideration received by the Parent or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2)    at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

a)	any liabilities of the Parent or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guaranty) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Parent or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

b)	any securities, notes or other obligations received by the Issuers or any such Restricted Subsidiary from such transferee that are converted by the Issuers or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

c)	any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $40 million and (y) 2.5% of the Parent’s Adjusted Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1)    to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuer or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent);

(2)    to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3)    to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that if the Parent, the Issuers or a Subsidiary Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers will equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Issuers shall make an offer (in accordance with the procedures set forth below) with the ratable proceeds to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon, up to the principal amount of Notes that would otherwise be prepaid;

(4)    to fund all or a portion of an optional redemption of the Notes as described under “— Optional Redemption”;

(5)    to make a capital expenditure;

(6)    to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7)    any combination of the foregoing;

provided, that the Parent will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Parent or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Parent may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365 day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $15 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the Notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness), plus, in each case, accrued and unpaid interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent may use such Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate purchase price of the Notes and the other Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Parent shall select the Notes to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 initial principal amount and multiples of $1,000 thereafter. Upon completion of each Offer to Purchase, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero. The Parent may satisfy the foregoing obligation with respect to any Net Cash Proceeds prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with the indenture. Nothing in this paragraph shall preclude the Issuers from making an Offer to Purchase even if the amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals less than $15 million.

Consolidation, Merger and Sale of Assets

The Parent will not consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Parent unless:

(1)    the Parent shall be the continuing Person, or the Person (if other than the Parent) formed by such consolidation or into which the Parent is merged or that acquired or leased such property and assets of the Parent shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Parent on its Guaranty and under the indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Parent on its Guaranty and under the indenture);

(2)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)    immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant or (b) could incur at least $1.00 of indebtedness under paragraph (1) of the “Limitation of Indebtedness” covenant and the Interest Coverage Ratio would improve; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4)    the Parent delivers to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Parent, or the Person (if other than the Parent) formed by such consolidation or into which the Parent is merged or that acquired all or substantially all of the Parent’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of the Parent; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Parent will not permit the Issuers or any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)    the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Issuer or Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Issuer or Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guaranty, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its assets (x) that has been disposed of in its entirety to another Person (other than to the Parent or an Affiliate of the Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Parent provides an officer’s certificate to the trustee to the effect that the Parent will comply with its obligations under the covenant described under “— Limitation on Asset Sales”;

(2)    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)    the Parent delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of the Parent or an Affiliate of the Parent or a Restricted Subsidiary of the Parent or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor, the Issuers or the Parent, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

Notwithstanding any of the foregoing and for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent and its Restricted Subsidiaries shall not be subject to this covenant.

Repurchase of Notes upon a Change of Control

The Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101 % of the principal amount of the Notes, plus accrued and unpaid interest (if any) to the Payment Date.

There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Issuers that might be outstanding at the time). The above covenant requiring the Issuers to repurchase the Notes will, unless consents are obtained, require the Issuers to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or if notice of redemption has been given pursuant to “Optional Redemption” above. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters and Parent. As of the date of this prospectus supplement, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “— Covenants — Limitations on Indebtedness.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement also provides that the occurrence of certain change of control events with respect to the Parent would constitute a default thereunder. Future credit agreements that the Parent enters into may contain similar provisions. Such defaults could result in amounts outstanding under the Credit Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated.

The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control would be triggered at such time as the majority of the members of the Board of Directors of the Parent no longer include individuals who constitute the Board of Directors of the Parent on the Closing Date (together with any new or replacement directors whose election or nomination was approved by a vote of at least a majority of the members of the Board of Directors then in office who were members on the Closing Date or whose election or nomination was so approved). You should note, however, that case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, the Parent may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

SEC Reports and Reports to Holders

Whether or not the Parent is then required to file reports with the SEC, the Parent shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if it was subject thereto; provided, however, that, if filing such documents by the Parent with the SEC is not permitted under the Exchange Act, the Parent shall, within 15 days after the time the Parent would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on the Parent’s public website. The Parent shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).

So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Parent is an Unrestricted Subsidiary or (y) Parent holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers and, in either case, such Unrestricted Subsidiary or other assets taken together would represent 5% or more of the Total Assets of Parent and its Subsidiaries as of the latest quarterly financial statements, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of Parent.

The Parent shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to (i) the disclosure of the annual, quarterly and periodic information required above and (ii) the date of the conference call required to be held in accordance with the preceding sentence, the Parent shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

Notwithstanding anything herein to the contrary, the Parent will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (4) under “Events of Default” until 30 days after the date any report hereunder is due.

Events of Default

Events of Default under the indenture include the following:

(1)    default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)    default in the payment of interest on any Note when they are due and payable, and such default continues for a period of 30 days;

(3)    default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Parent or the failure by the Issuers to consummate an Offer to Purchase in accordance with the “— Covenants — Limitations on Asset Sales” or “— Repurchase of Notes upon a Change of Control” covenants;

(4)    the Parent defaults in the performance of or breaches any other covenant or agreement of the Parent in the indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above)

and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(5)    there occurs with respect to any issue or issues of Indebtedness of the Parent or any Significant Subsidiary having an outstanding principal amount of $35 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

•

an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

•

the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)    any final and non-appealable judgment or order (not covered by insurance) for the payment of money in excess of $35 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

•	shall be rendered against the Parent or any Significant Subsidiary and shall not be paid or discharged, and

•

there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $35 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)    a court of competent jurisdiction enters a decree or order for:

•	relief in respect of the Parent or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

•

appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of the Parent or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent or any Significant Subsidiary, or

•

the winding up or liquidation of the affairs of the Parent or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8)    the Parent or any Significant Subsidiary:

•

commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

•

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent or such Significant Subsidiary or for all or substantially all of the property and assets of the Parent or such Significant Subsidiary, or

•	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Parent or the Issuers) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Parent or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event or Default specified in clause (7) or (8) above occurs with respect to the Parent or the Issuers, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

•

all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1)    the holder gives the trustee written notice of a continuing Event of Default;

(2)    the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3)    such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)    the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)    during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Parent to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Parent and its Restricted Subsidiaries and of its performance under the indenture and that the Parent has fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Parent will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guaranties, and the indenture shall cease to be of further effect as to all outstanding Notes and Guaranties, except as to

(1)    rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)    the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)    the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and

(4)    the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)    the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuers, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the Notes,

(2)    in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

a)	the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

b)	since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)    in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)    no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith),

(5)    the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith),

(6)    the Issuers shall have delivered to the trustee an officer’s certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

(7)    the Issuers shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officer’s certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when

(1)    either:

a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

b)	all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)    the Issuers have paid all other sums payable under the indenture by the Parent or the Issuers; and

(3)    the Issuers have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

Subject to certain limited exceptions, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)    change the Stated Maturity of the principal of, or any installment of interest on, any Note,

(2)    reduce the principal amount of, or premium, if any, or interest on, any Note,

(3)    change the place of payment of principal of, or premium, if any, or interest on, any Note,

(4)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

(5)    reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture,

(6)    waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived),

(7)    voluntarily release a Guarantor of the Notes, except as permitted by the indenture,

(8)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(9)    modify or change any provisions of the indenture affecting the ranking of the Notes as to right of payment or the Guaranties in any manner adverse to the holders of the Notes.

Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the indenture:

(1)    to cure any ambiguity, omission, defect or inconsistency;

(2)    to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the indenture;

(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)    to add guaranties with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)    to add to the covenants of the Parent, the Issuers or a Subsidiary Guarantor for the benefit of the holders or to surrender any right or power conferred upon the Parent, the Issuers or a Subsidiary Guarantor;

(6)    to make any change that does not adversely affect the rights of any Holder in any material respect;

(7)    to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)    to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(9)    to conform the text of the indenture or the Guaranties or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture or the Guaranties or the Notes;

(10)    evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(11)    provide for a reduction in the minimum denominations of the Notes;

(12)    comply with the rules of any applicable securities depositary; or

(13)    to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Parent is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Parent nor any Affiliate of the Parent may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent, the Issuers or the Guarantors in the indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Parent, the Issuers or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Parent or the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the Parent or charges resulting from the redemption of preferred stock of the Parent) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)    the net income of any Person, other than the Parent or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to the Parent or any of its Restricted Subsidiaries by such Person during such period;

(2)    the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Temporary Cash Investments to the Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)    the cumulative effect of a change in accounting principles;

(4)    (i) costs associated with initiating public company reporting, information technology implementation, and other similar start-up costs, not to exceed, in the case of this clause (4)(i), an aggregate of $5.0 million and (ii) any other non-recurring charges or expenses incurred in connection with the Separation and the REIT Conversion Merger and related transactions and the becoming of a separate operating company; and

(5)    any after-tax gains or losses attributable to Asset Sales.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)    Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2)    any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means:

(1)    an investment by the Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2)    an acquisition by the Parent or any of its Restricted Subsidiaries from any other Person of assets that constitute substantially all of a division or line of business, or one or more properties, of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Parent or any of its Restricted Subsidiaries, other than to the Parent, the Issuers or another Restricted Subsidiary, of:

(1)    all or substantially all of the Capital Stock of any Restricted Subsidiary; or

(2)    all or substantially all of the assets that constitute a division or line of business, or one or more properties, of the Parent or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale-Leaseback Transaction, in one transaction or a series of related transactions by the Parent or any of its Restricted Subsidiaries to any Person other than the Parent, the Issuers or any of their Restricted Subsidiaries of:

(1)    all or any of the Capital Stock of any Restricted Subsidiary of the Parent;

(2)    all or substantially all of the assets that constitute a division or line of business of the Parent or any of its Restricted Subsidiaries;

(3)    any property and assets of the Parent or any of its Restricted Subsidiaries outside the ordinary course of business of the Parent or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Parent;

provided, however, that “Asset Sale” shall not include:

•	the lease or sublease of any Real Estate Asset;

•	sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

•	the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Parent as permitted under “Consolidation, Merger and Sale of Assets”;

•	the license or sublicense of intellectual property or other general intangibles;

•

the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Person owned by the Parent after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

•	any issuance of Capital Stock (other than Disqualified Stock) by the Partnership in order to acquire assets used or useful in a Permitted Business;

•	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

•	any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;

•	sales, transfers or other dispositions of assets with a fair market value not in excess of $10.0 million in any transaction or series of related transactions;

•

sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant;

•	sales or other dispositions of cash or Temporary Cash Investments;

•	the creation, granting, perfection or realization of any Lien permitted under the indenture;

•

the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Parent and its Restricted Subsidiaries, taken as a whole; and

•

sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Parent or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)    the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

•	the amount of such principal payment, by

(2)    the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person. For clarity purposes, GAAP for purposes of this definition shall be deemed GAAP as in effect on the date of the indenture.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1)    any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole to any “person”

or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) (other than to the Parent or its Restricted Subsidiaries), provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2)    a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Parent on a fully diluted basis;

(3)    the approval by the holders of Capital Stock of the Parent of any plan or proposal for the liquidation or dissolution of the Parent (whether or not otherwise in compliance with the provisions of the indenture); or

(4)    individuals who on the Closing Date constitute the Board of Directors of the Parent (together with any new or replacement directors whose election by the Board of Directors of the Parent or whose nomination by the Board of Directors of the Parent for election by the Parent’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors of the Parent then still in office who either were members of the Board of Directors of the Parent on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office.

“Closing Date” means January 23, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the common units of the Partnership, as defined in the Partnership’s limited partnership agreement.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including all series and classes of common stock.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication):

(1)    Consolidated Interest Expense;

(2)    provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(3)    depreciation and amortization (including without limitation amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period);

(4)    the amount of (i) Separation Expenses and (ii) integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions, not to exceed for any period, in the case of this clause (ii), 10% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs described in this clause (ii));

(5)    proceeds from any business interruption insurance;

(6)    any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Parent and any of its Subsidiaries;

(7)    all extraordinary or non-recurring non-cash gain or loss or expense, together with any related provision for taxes; and

(8)    all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Parent and its Restricted Subsidiaries in conformity with GAAP.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to Adjusted Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Parent and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

•	the interest portion of any deferred payment obligations;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Parent or any of its Restricted Subsidiaries; and

•	all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Parent and its Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 29, 2013, by and among the Operating Partnership, as borrower, the Restricted Subsidiaries of the Parent now or hereafter party thereto as borrowers or guarantors, the Parent as guarantor, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents).

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)    required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes;

(2)    redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than into shares of Capital Stock that is not Disqualified Stock); or

(3)    convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Covenants — Limitation on Restricted Payments.” Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Disqualified Stock shall not include Common Units.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Parent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Parent and its Subsidiaries in existence on the Closing Date, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “— Covenants,” any determination that the fair market value of assets other than cash or Temporary Cash Investments is equal to or greater than $20.0 million will be as determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive if evidenced by a Board Resolution, and otherwise by the principal financial officer of the Parent acting in good faith, each of whose determination will be conclusive.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “— Covenants — SEC Reports and Reports to Holders” covenant (or if no such reports have yet been required to be filed with the SEC, for which internal financial statements are available).

“Funds From Operations” for any period means the consolidated net income of the Parent and its Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1)    gains or losses from (a) the restructuring or refinancing of Indebtedness, (b) sales of properties or (c) changes in reserves for earnouts associated with any Asset Acquisition or other acquisition in connection with any fair value adjustments of such earnouts;

(2)    non-cash asset impairment charges;

(3)    non-cash charges related to redemptions of Preferred Stock of the Parent;

(4)    any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Parent and any of its Subsidiaries;

(5)    the amortization of financing fees and the write-off of financing costs;

(6)    any other non-cash charges associated with the sale or settlement of any Interest Rate Agreement or other hedging or derivative instruments; and

(7)    to the extent not included in clauses (1) through (6) above, non-cash, non-recurring charges; provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent and excluding amortization of a cash item that was paid in a prior period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis. For clarity purposes, in determining whether a lease is a Capitalized Lease or an operating lease and whether interest expense exists, such determination shall be made in accordance with GAAP as in effect on the date of the indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation of such Person:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well or to maintain financial statement conditions or otherwise); or

(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty” means a Guaranty by each Guarantor for payment of the Notes by such Guarantor.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4)    all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)    all Capitalized Lease Obligations and Attributable Debt;

(6)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)    all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)    to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

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the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

•	Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

•

for the avoidance of doubt, Indebtedness of Parent or any Restricted Subsidiary shall not include any liability required to be recognized as a result of variable interest accounting that Parent or such Restricted Subsidiary is not otherwise legally liable for;

•	Indebtedness shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

•

Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

•	the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(1)    pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)    Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)    pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4)    pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent or any of its Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5)    the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6)    consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness)

had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Parent may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Parent and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)    the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)    the fair market value of the Capital Stock (or any other Investment), held by the Parent or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

•

“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

•

the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Status” means, with respect to the Parent or the Issuers, when the Notes have (1) a rating of both “Baa3” or higher from Moody’s and (2) a rating of “BBB-” or higher from S&P (or, if either such agency ceases to rate the Notes for reasons outside the control of the Parent, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Parent as a replacement agency), in each case published by the applicable agency.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“New Sun” means SHG Services, Inc., which was renamed Sun Healthcare Group, Inc. in connection with the Separation.

“Net Cash Proceeds” means:

(1)    with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Parent or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

•

provisions for all taxes actually paid or payable as a result of such Asset Sale by the Parent and its Restricted Subsidiaries, taken as a whole, after taking into account any available tax credits or deductions and any tax sharing arrangements;

•

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale;

•

so long as after giving pro forma effect to any such distribution (i) the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of Parent’s Capital Stock as a result of such Asset Sale in order for Parent to maintain its status as a REIT and any related pro rata distributions to holders of the Partnership’s Capital Stock; and

•

amounts reserved by the Parent and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

(2)    with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Offer to Purchase” means an offer to purchase Notes by the Issuers from the holders commenced by sending a notice to the trustee and each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC stating:

(1)    the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)    the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)    that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)    that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)    that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice or otherwise in accordance with DTC’s applicable procedures prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)    that holders will be entitled to withdraw their election by using the ATOP System in accordance with DTC’s applicable procedures or if the Payment Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter or instruction to DTC, as applicable, setting forth the name of such holder, the principal amount of Notes delivered for purchase and, if applicable, a statement that such holder is withdrawing his election to have such Notes purchased; and

(7)    that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Issuers shall:

•	accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

•	deposit with the Paying Agent no later than 12:00 p.m. New York City time money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

•

shall promptly thereafter deliver, or cause to be delivered, to the trustee all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Issuers.

The Paying Agent shall promptly wire to the holders of Notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered (and in the case of Notes held in book entry form, the trustee shall hold such global notes as custodian for DTC); provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Issuers will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuers are required to repurchase Notes pursuant to an Offer to Purchase.

“Old Sun” means Sun Healthcare Group, Inc., which was merged with and into Parent in connection with the REIT Conversion Merger.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the Notes or the Guaranty thereof by such Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent and its Restricted Subsidiaries are engaged or propose to be engaged in (as described in this prospectus supplement) on the Closing Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1)    (a) an Investment in the Parent or any of its Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Parent or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2)    investments in cash and Temporary Cash Investments;

(3)    Investments made by the Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4)    Investments represented by Guarantees that are otherwise permitted under the indenture;

(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6)    Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7)    any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or the Partnership, which the Parent or the Partnership did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8)    any Investment existing on the Closing Date;

(9)    Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause and all Indebtedness then outstanding pursuant to clause 4(O) of the covenant described under “— Covenants — Limitation on Indebtedness,” not to exceed the greater of $45 million and 3.0% of Parent’s Adjusted Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Adjusted Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause);

(10)    obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under the indenture;

(11)    Permitted Mortgage Investments;

(12)    any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “— Covenants — Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (9) and (10) of such paragraph);

(13)    any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(14)    pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(15)    any Investment acquired by the Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)    any Investment consisting of a loan or advance to officers, directors or employees of the Parent or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) made in the ordinary course of business not to exceed $2.5 million at any one time outstanding;

(17)    Investments in tenants in an aggregate amount not to exceed the greater of $50 million and 3.5% of Parent’s Adjusted Total Assets;

(18)    any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent and any of its Restricted Subsidiaries in connection with such plans; and

(19)    additional Investments not to exceed the greater of $45 million and 3.0% of Adjusted Total Assets at any time outstanding.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Refinancing Indebtedness” means:

(A)    any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has:

a)	a final maturity date later than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (y) the date that is 91 days after the maturity of the Notes, and

b)	an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or 91 days more than the Average Life of the Notes;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Guaranty, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Guaranty, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Guaranty; and

(5)	such Indebtedness is incurred either (a) by the Parent, an Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Parent.

“Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the purchase, lease or improvement by any Issuer or a Restricted Subsidiary of such property; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition of such property.

“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Restricted Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Real Estate Revenues” means, with respect to any Real Estate Asset of Parent and its Restricted Subsidiaries owned as of the closing of the Separation and the REIT Conversion Merger, the annualized rental revenues generated by such Real Estate Asset during the three months ended March 31, 2013.

“REIT Conversion Merger” means the merger of Old Sun with and into the Parent, with the Parent surviving the merger and holders of Old Sun common stock receiving shares of Parent common stock in exchange for shares of Old Sun common stock.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. For the avoidance of doubt, the Issuers are considered Restricted Subsidiaries of the Parent for purposes of the indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Parent or any of its Restricted Subsidiaries.

“Separation” means the distribution by Old Sun to the holders of Old Sun common stock on a pro rata basis all of the outstanding shares of common stock of New Sun, together with an additional cash distribution.

“Separation Expenses” means any costs, fees or expenses incurred or paid by the Parent or any of its Restricted Subsidiaries in connection with the Separation or the REIT Conversion Merger.

“Significant Subsidiary,” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)    with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)    with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable, provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means (i) each Restricted Subsidiary of the Issuers on the Closing Date and (ii) each other Person that is required to become a Guarantor by the terms of the indenture after the Closing Date, in each case, until such Person is released from its Subsidiary Guaranty.

“Temporary Cash Investment” means any of the following:

(1)    United States dollars;

(2)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(3)    time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)    commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(6)    securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(7)    any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition.

“Total Assets” means, for any Person as of any date, the sum of (i) in the case of any Real Estate Assets that were owned as of the closing of the Separation and REIT Conversion Merger, the Real Estate Revenues specified for such Real Estate Assets, divided by 0.0975, plus (ii) the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the closing of the Separation and REIT Conversion Merger that are then owned by such Person or any of its Restricted Subsidiaries and (iii) the book value of all assets (excluding Real Estate Assets and intangibles) of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means

(1)    any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

•

any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•

either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

•

if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described above.

•	The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•

all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)    upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A. /N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture governing the Notes for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture governing the Notes. Under the terms of the indenture governing the Notes, the Issuers and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)    any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)    any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)    DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act; or

(2)    the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3)    there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of a Note by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, or provisions of any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered under ERISA, the Code or any applicable Similar Law to constitute the assets of any such plan, account or arrangement. Each of the foregoing is referred to in this prospectus supplement as a “Plan.”

Any discussion of U.S. federal tax issues set forth in this prospectus supplement is not intended or written to be legal or tax advice to any person and it is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person.

General Fiduciary Matters

ERISA and the Code impose certain duties on any person who is a fiduciary of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and any of its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or any authority or control over the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of the assets of any Plan in a Note, a fiduciary of the Plan should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any applicable Similar Law, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit an ERISA Plan from engaging in certain specified transactions involving plan assets with any person or entity that constitutes a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of a Note by an ERISA Plan with respect to which we or any of our affiliates or the purchaser or subsequent transferee of a Note is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of a Note. These class exemptions include, without limitation, PTCE 84-14 relating to transactions involving plans whose assets are managed by a qualified professional asset manager (QPAM), PTCE 90-1 relating to certain acquisitions and/or holdings by insurance company pooled separate accounts, PTCE 91-38 relating to transactions by bank collective investment funds, PTCE 95-60 relating to life insurance company general account assets and PTCE 96-23, relating to transactions determined by in-house asset managers, although there can be no assurance that any or all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption

(Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Other Plans, including governmental and church plans, that are subject to Similar Law may be subject to similar requirements under any applicable Similar Law.

Because of the foregoing, a Note should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding of a Note (i) will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or qualifies for an applicable statutory, class or individual prohibited transaction exemption from such provisions and (ii) will not constitute a violation of any applicable Similar Law.

Representation

Accordingly, by acceptance of a Note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either: (i) no portion of the assets used by such purchaser or transferee to acquire or hold a Note constitutes the assets of any Plan; or (ii) the acquisition and holding of a Note by such purchaser or transferee will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or qualifies for an applicable statutory, class or individual prohibited transaction exemption from such provisions, and will not constitute a violation of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering acquiring a Note on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any applicable Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of a Note.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax consequences of purchasing, owning and disposing of the Notes offered hereby. This summary applies to you only if you are a beneficial owner of a Note and you acquire the Note in this offering for a price equal to the price of the notes shown on front cover of this prospectus supplement (increased by accrued interest from August 1, 2014) (the “offering price”).

This summary deals only with Notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Notes offered hereby as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the Notes offered hereby for a price other than their issue price.

Neither the term “non-U.S. holder” (as defined below) nor the term “U.S. holder” includes a partnership for U.S. federal tax purposes. If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) holding Notes offered hereby or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes offered hereby.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any tax consequences resulting from the newly enacted Medicare tax on investment income, U.S. state or local income or foreign income tax consequences, U.S. federal laws other than those pertaining to the U.S. federal income tax, or any other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of Notes offered hereby as set forth in this summary. Before you purchase Notes offered hereby, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Notes that may be applicable to you.

Qualified Reopening

We intend, for U.S. federal income tax purposes, to treat the Notes offered hereby as issued pursuant to a “qualified reopening” of the Existing 2021 Notes which had an issue price of 100%. Accordingly, we intend to treat the Notes offered hereby as having the same issue price and issue date as the Existing 2021 Notes. The remainder of this summary assumes the correctness of the treatment described in this paragraph.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a Note or Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Pre-Issuance Accrued Stated Interest

A portion of the offering price of the Notes offered hereby is attributable to the amount of unpaid stated interest on the Notes that has accrued since August 1, 2014 (the “pre-issuance accrued stated interest”). Pursuant to certain Treasury regulations, we intend to treat a portion of the first payment of stated interest on the Notes offered hereby as a return of the pre-issuance accrued stated interest, rather than an amount payable on the Notes offered hereby. A U.S. holder should be able to treat a portion of the first payment of stated interest on the Notes offered hereby as a non-taxable return of the pre-issuance accrued stated interest paid by such U.S. holder, rather than as taxable interest, as if such U.S. holder had purchased a debt instrument on the secondary market between interest payment dates. U.S. holders should consult their own tax advisors concerning the tax treatment of the pre-issuance accrued stated interest on the Notes offered hereby.

Interest

Interest on the Notes offered hereby (which should exclude pre-issuance accrued stated interest, as discussed above) will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your Notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your Notes in your gross income at the time the interest accrues.

Bond Premium

If a U.S. holder purchases a Note offered hereby for an amount (excluding any amount attributable to the pre-issuance accrued stated interest described above) in excess of the amount payable at maturity of the

Note (other than payments of stated interest), the U.S. holder will be considered to have purchased the Note with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder to elect to amortize the premium over the remaining term of the Note (or until an earlier call date, as applicable) using a constant yield method. However, because we may call the Notes under certain circumstances at a price in excess of their stated principal amount, such amortization may be reduced and/or deferred. Any amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the Note includible in the U.S. holder’s gross income in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the Note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the Note. If a U.S. holder makes such an election, the U.S. holder’s tax basis in the Note will be reduced by the amount of the allowable amortization. If a U.S. holder does not elect to amortize bond premium, the premium will decrease the gain or increase the loss that such U.S. holder would otherwise recognize on a disposition of its Note. A U.S. holder’s election to amortize premium will apply to all debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies. A U.S. holder may not revoke the election without the consent of the IRS. U.S. holders should consult their own tax advisors before making this election and regarding the calculation and amortization of any bond premium on the Notes offered hereby.

Sale or Other Disposition of Notes

Upon the sale, redemption, retirement or other taxable disposition of the Notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued but unpaid stated interest on the Notes (which, for this purpose, should include the amount of any preissuance accrued stated interest paid by you upon acquisition of the Notes described above under “—Pre-Issuance Accrued Stated Interest”)); and

•

your tax basis in the Notes, which generally will be their cost (which, for this purpose, should exclude the amount of any such pre-issuance accrued stated interest), reduced by the amount of any bond premium previously amortized by you with respect to the Notes and any payments on the Notes other than stated interest payments.

Any amount realized on the disposition that is attributable to accrued but unpaid stated interest (which should exclude any such pre-issuance accrued stated interest) will be taxable as ordinary interest income to the extent not previously included in your gross income, in the manner described above under “—Payments of Stated Interest”.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the Notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.

Backup Withholding and Information Reporting

In general, “backup withholding” may apply:

•	to any payments made to you of principal of and stated interest on your Note, and

•	to payment of the proceeds of a sale or other disposition (including a redemption or retirement) of your Note,

if you are a non-corporate U.S. holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service (the “IRS”).

In general, information reporting requirements will apply to payments of interest paid on the Notes and to the proceeds of a sale or other disposition (including a retirement or redemption) of a Note paid to you unless you are an exempt recipient.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a Note and you are neither a U.S. holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”).

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by the Issuers or the paying agent (in its capacity as such) of principal of and interest on your Notes under the “portfolio interest” exception of the Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of stock of Sabra entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to the Issuers through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address to:

•	the Issuers or the paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Notes on your behalf and that certifies to the Issuers or the paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides the Issuers or the paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest if any, paid on your Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (see “— Non-U.S. Holders — U.S. Federal Withholding Tax” above) and backup withholding tax (see “— Non-U.S. Holders — Backup

Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your Notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your Notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest you cannot satisfy the requirements of the “portfolio interest” exception described above (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your Notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and certain information reporting will not apply to payments made on the Notes to you if you have provided to the applicable withholding agent the required certification that you are not a United States person as described in “—Non-U.S. Holders—U.S. Federal Withholding Tax” above, and provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent generally is required to report to the IRS and to you payments of interest on the Notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your Notes may be subject to information reporting and backup withholding. If you sell your Notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Notes through a non-U.S. office of a broker that is a United States person (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your Notes to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you provide a IRS Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are a United States person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury regulations (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on (i) U.S. source interest (including interest paid on certain debt obligations) and (ii) the gross proceeds from the sale or other disposition of certain debt obligations that produce U.S. source interest after December 31, 2016, to certain foreign entities, either as beneficial owners or as intermediaries. However, although such withholding rules currently would apply to the notes, the applicable Treasury regulations provide that FATCA generally does not apply to debt obligations that are issued pursuant to a “qualified reopening” of a debt obligation that was issued before July 1, 2014. The Existing 2021 Notes were issued prior to July 1, 2014, and, as noted above under “United States Federal Income Tax Considerations — Qualified Reopening,” we intend, for U.S. federal income tax purposes, to treat the Notes offered hereby as issued pursuant to a “qualified reopening” of the Existing 2021 Notes. Thus, under the applicable Treasury regulations, FATCA should not apply to the notes, including the Notes offered hereby, unless they are modified and deemed reissued for U.S. federal income tax purposes in the future. If FATCA withholding were to apply, we will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld. If you are a U.S. Holder that owns a note through a foreign entity or intermediary, or if you are a Non-U.S. Holder, you are encouraged to consult your tax advisor regarding FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Credit Agricole Securities (USA) Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$45,000,000
Citigroup Global Markets Inc.	45,000,000
Credit Agricole Securities (USA) Inc.	45,000,000
Stifel, Nicolaus & Company, Incorporated	7,500,000
UBS Securities LLC	7,500,000

Total	$150,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $0.5 million and are payable by us. We have agreed to reimburse the underwriters for certain accountable expenses in connection with this offering.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 60 days after the date of the underwriting agreement, without first obtaining the prior written consent of Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Credit Agricole Securities (USA) Inc., directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the Notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

As described under “Use of Proceeds,” we intend to contribute the net proceeds from this offering to repay borrowings outstanding under the Revolving Credit Facility. Affiliates of each of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and Stifel, Nicolaus & Company, Incorporated serve as lenders under the Revolving Credit Facility. As a result, affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and Stifel, Nicolaus & Company, Incorporated will receive a portion of the net proceeds of this offering in connection with the repayment of borrowings under the Revolving Credit Facility and are each expected to receive more than 5% of the net proceeds of this offering (not including underwriting discounts). Nonetheless, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because we are a REIT, and REITs are excluded from the requirement of Rule 5121 of the Financial Industry Regulatory Authority. Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. acted as sales agents on our registered At-the-Market Offering filed in March 2013. An affiliate of Wells Fargo Securities, LLC acts as trustee under the indenture governing the Notes offered hereby and the indenture governing our 2023 Notes. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of Notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided	that no such offer of Notes shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

WHERE YOU CAN FIND MORE INFORMATION

Sabra is subject to the information and reporting requirements of the Exchange Act and, accordingly, files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Sabra files with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

Sabra’s SEC filings are also available to you, free of charge, on the SEC’s website at www.sec.gov. This information may also be accessed on the website we maintain at www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is incorporated by reference into this prospectus supplement and you should not consider information contained on our website or on websites linked to our website to be part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus supplement certain documents that Sabra has filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents Sabra has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our financial condition and results of operations. The following documents filed with the SEC are incorporated by reference into this prospectus supplement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 5, 2014 and August 4, 2014, respectively;

(3)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2014 that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013;

(4)	Our Current Reports on Form 8-K filed on January 9, 2014, January 23, 2014 (with respect to Items 1.01 and 8.01 and the corresponding Item 9.01 and exhibits only), February 11, 2014, February 28, 2014, May 8, 2014, June 25, 2014, September 11, 2014, September 29, 2014 and September 30, 2014 and our Current Report on Form 8-K/A filed on September 29, 2014; and

(5)	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus supplement.

The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248. The documents may also be accessed on our website at www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is incorporated by reference into this prospectus supplement and you should not consider information contained on our website or on websites linked to our website to be part of this prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the Notes will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California, and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland, certain legal matters relating to Massachusetts law will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, certain legal matters relating to Texas law will be passed upon for us by Andrews Kurth LLP, certain legal matters relating to West Virginia law will be passed upon for us by Flaherty Sensabaugh Bonasso PLLC, certain legal matters relating to Colorado law will be passed upon for us by Davis Graham & Stubbs LLP, certain legal matters relating to New Hampshire law will be passed upon for us by Nixon Peabody LLP and certain legal matters relating to Georgia law will be passed upon for us by Smith Moore Leatherwood LLP. The underwriters in this offering have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Sabra Health Care REIT, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, included in our Current Report on Form 8-K filed on September 29, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting in auditing.

The audited consolidated financial statements of Genesis HealthCare LLC and subsidiaries (Genesis) as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 (Successor Periods) and 2011 (Predecessor Period) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the audited consolidated financial statements contains an explanatory paragraph that states that one of Genesis’s indirect members obtained a controlling interest of Genesis in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

ANNEX A

LIST OF GUARANTORS

Sabra Health Care REIT, Inc.
395 Harding Street, LLC
1104 Wesley Avenue, LLC
Bay Tree Nursing Center, LLC
C.H.P. Limited Liability Company
C.H.R. Limited Liability Company
Connecticut Holdings I, LLC
DJB Realty L.L.C.
HHC 1998-1 Trust
Kentucky Holdings I, LLC
New Hampshire Holdings, LLC
Northwest Holdings I, LLC
Oakhurst Manor Nursing Center LLC
Orchard Ridge Nursing Center LLC
Reservoir Real Estate Holdings, LLC
Sabra Alpena LLC
Sable-Aurora, LLC
Sabra Beaumont Preferred Equity, LLC
Sabra Cadillac LLC
Sabra California II, LLC
Sabra Capital Corporation
Sabra Connecticut II, LLC
Sabra Gaylord LLC
Sabra Greenville LLC
Sabra Health Care, L.L.C.
Sabra Health Care Delaware, LLC
Sabra Health Care Frankenmuth, LLC
Sabra Health Care Holdings I, LLC
Sabra Health Care Holdings II, LLC
Sabra Health Care Holdings III, LLC
Sabra Health Care Holdings IV, LLC
Sabra Health Care Northeast, LLC

Sabra Health Care Limited Partnership
Sabra Health Care Pennsylvania, LLC
Sabra Health Care Virginia, LLC
Sabra Health Care Virginia II, LLC
Sabra Idaho, LLC
Sabra Kentucky, LLC
Sabra Lake Drive, LLC
Sabra Manistee LLC
Sabra Mason LLC
Sabra Mecosta LLC
Sabra Michigan, LLC
Sabra Midland LLC
Sabra Montana, LLC
Sabra NC, LLC
Sabra New Braunfels Preferred Equity LLC
Sabra New Mexico, LLC
Sabra Ohio, LLC
Sabra Phoenix TRS Venture, LLC
Sabra Phoenix TRS Venture II, LLC
Sabra Phoenix Wisconsin, LLC
Sabra Tawas LLC
Sabra Texas Properties LP
Sabra Texas GP LLC
Sabra Texas Holdings GP, LLC
Sabra Texas Holdings, L.P.
Sabra Texas Properties II, L.P.
Sabra Texas Properties III, L.P.
SB Fountain City, LLC
SB New Martinsville, LLC
Sunset Point Nursing Center LLC
West Bay Nursing Center LLC

PROSPECTUS

SABRA HEALTH CARE REIT, INC.

COMMON STOCK, PREFERRED STOCK, WARRANTS, RIGHTS, UNITS AND GUARANTEES

SABRA HEALTH CARE LIMITED PARTNERSHIP AND SABRA CAPITAL CORPORATION

DEBT SECURITIES

Guarantees of Debt Securities of Sabra Health Care Limited Partnership by Sabra Health Care

REIT, Inc. and the Subsidiary Guarantors

Sabra Health Care REIT, Inc., or any selling securityholders to be identified in the future, may offer from time to time, in one or more series:

•	shares of common stock;

•	shares of preferred stock;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

Sabra Health Care REIT, Inc., or any selling securityholders to be identified in the future, may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If agents, underwriters or dealers are used to sell these securities, a prospectus supplement will name them and describe their compensation.

Sabra Health Care Limited Partnership and Sabra Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities in amounts, at prices and on terms determined at the time of offering. These debt securities may be fully and unconditionally guaranteed by Sabra Health Care REIT, Inc. and by certain of its subsidiaries, which may include the Subsidiary Guarantors (as defined herein), as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior obligations. The specific plan of distribution for any debt securities to be offered will be provided in a prospectus supplement. If agents, underwriters or dealers are used to sell these debt securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference,” before you make an investment decision.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBRA.” On May 17, 2013, the closing sale price of our common stock, as reported on the NASDAQ Global Select Market, was $31.60 per share. Our 7.125% Series A Cumulative Redeemable Preferred Stock is listed on the NASDAQ Global Select Market under the symbol “SBRAP.” On May 17, 2013, the closing sale price of our 7.125% Series A Cumulative Redeemable Preferred Stock, as reported on the NASDAQ Global Select Market, was $25.58 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed on Form S-3 with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we or any selling securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated, or the context otherwise requires:

•	references in this prospectus to “Sabra,” the “Company,” “we,” “us” and “our” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis;

•	references in this prospectus to the “Operating Partnership” refer to Sabra Health Care Limited Partnership;

•	references in this prospectus to “Sabra Capital” refer to Sabra Capital Corporation; and

•

references in this prospectus to the “Subsidiary Guarantors” refer to, collectively, 1104 Wesley Avenue, LLC; 395 Harding Street, LLC; Bay Tree Nursing Center LLC; Connecticut Holdings I, LLC; HHC 1998-1 Trust; Kentucky Holdings I, LLC; New Hampshire Holdings, LLC; Northwest Holdings I, LLC; Oakhurst Manor Nursing Center LLC; Orchard Ridge Nursing Center LLC; Sabra Alpena LLC; Sabra Cadillac LLC; Sabra California II, LLC; Sabra Connecticut II, LLC; Sabra Gaylord LLC; Sabra Greenville LLC; Sabra Health Care, L.L.C.; Sabra Health Care Delaware, LLC; Sabra Health Care Frankenmuth, LLC; Sabra Health Care Holdings I, LLC; Sabra Health Care Holdings II, LLC; Sabra Health Care Holdings III, LLC; Sabra Health Care Holdings IV, LLC; Sabra Health Care Northeast, LLC; Sabra Health Care Pennsylvania, LLC; Sabra Health Care Virginia, LLC; Sabra Idaho, LLC; Sabra Kentucky, LLC; Sabra Lake Drive, LLC; Sabra Manistee LLC; Sabra Mason LLC; Sabra Mecosta LLC; Sabra Michigan, LLC; Sabra Midland LLC; Sabra NC, LLC; Sabra New Mexico, LLC; Sabra Ohio, LLC; Sabra Phoenix TRS Venture, LLC; Sabra Tawas LLC; Sabra Texas GP, LLC; Sabra Texas Holdings, L.P.; Sabra Texas Holdings GP, LLC; Sabra Texas Properties, L.P.; Sunset Point Nursing Center LLC; and West Bay Nursing Center LLC.

ABOUT SABRA HEALTH CARE REIT, INC. AND THE CO-REGISTRANTS

We operate as a self-administered, self-managed real estate investment trust, or REIT, that, through our subsidiaries, including the Operating Partnership, Sabra Capital and the Subsidiary Guarantors, owns and invests in real estate serving the healthcare industry. We primarily generate revenues by leasing properties to tenants and operators throughout the United States.

As of March 31, 2013, our investment portfolio consisted of 119 real estate properties held for investment (consisting of (i) 96 skilled nursing/post-acute facilities, (ii) 22 senior housing facilities, and (iii) one acute care hospital), three mortgage loan investments and two preferred equity investments. As of March 31, 2013, our real estate properties had a total of 12,382 licensed beds, or units, spread across 27 states. As of March 31, 2013, all of our real estate properties were leased under triple-net operating leases with expirations ranging from eight to 22 years.

We elected to be treated as a REIT with the filing of our U.S. federal income tax return for the taxable year beginning January 1, 2011. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT.

The Operating Partnership is a limited partnership organized under the laws of the State of Delaware and is a wholly owned subsidiary of Sabra. Sabra Capital is a wholly owned subsidiary of the Operating Partnership organized under the laws of the State of Delaware for the purpose of acting as a co-issuer of debt securities. Other than existing and future debt securities, Sabra Capital does not and will not have any substantial operations, assets or revenues.

The Subsidiary Guarantors are all organized in the state of Delaware, except Orchard Ridge Nursing Center LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, West Bay Nursing Center LLC, HHC 1998-1 Trust, and Bay Tree Nursing Center LLC, which are organized in the state of Massachusetts, and Sabra Texas GP, LLC, Sabra Texas Holdings GP, LLC, Sabra Texas Properties, L.P., and Sabra Texas Holdings, L.P., which are organized in the state of Texas.

Our principal executive office is located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and the telephone number of our principal executive office is (888) 393-8248.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We, the Operating Partnership, Sabra Capital, and the Subsidiary Guarantors have filed this registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.sabrahealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to this registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013, that were incorporated by reference into Part III of such Annual Report on Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	our Current Reports on Form 8-K filed on March 14, 2013, March 15, 2013, March 18, 2013 and March 21, 2013;

•

the description of our common stock, $0.01 par value per share, that is contained in our Registration Statement on Form 8-A filed on November 5, 2010, including any amendments or reports filed for the purpose of updating such descriptions; and

•

the description of our 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, that is contained in our Registration Statement on Form 8-A filed on March 20, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

We also incorporate by reference any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and until all of the securities offered under this prospectus are sold, other than documents or information deemed furnished and not filed in accordance with SEC rules.

No separate financial statements of the Operating Partnership, Sabra Capital or the Subsidiary Guarantors have been included herein. The Operating Partnership, Sabra Capital and the Subsidiary Guarantors do not currently file reports, proxy statements or other information under the Exchange Act with the SEC.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and other distributions, projected expenses and capital expenditures, competitive position, growth opportunities, potential acquisitions, plans and objectives for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following:

•	our dependence on Genesis HealthCare LLC, or Genesis, the parent of Sun Healthcare Group, Inc., or Sun, until we are able to further diversify our portfolio;

•	our dependence on the operating success of our tenants;

•	changes in general economic conditions and volatility in financial and credit markets;

•	the dependence of our tenants on reimbursement from governmental and other third-party payors;

•	the significant amount of and our ability to service our indebtedness;

•	covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms;

•	increases in market interest rates;

•	our ability to raise capital through equity financings;

•	the relatively illiquid nature of real estate investments;

•	competitive conditions in our industry;

•	the loss of key management personnel or other employees;

•	the impact of litigation and rising insurance costs on the business of our tenants;

•	uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities;

•	our ability to maintain our status as a REIT; and

•	compliance with REIT requirements and certain tax matters related to our status as a REIT.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement. We caution you that any forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates.

We do not intend, and we undertake no obligation, to update any forward-looking information to reflect future events or circumstances or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below presents our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. We did not have any operations prior to November 15, 2010 and, accordingly, ratio information is not provided for any period prior to this time. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,		PERIOD FROM NOVEMBER 15, 2010 THROUGH DECEMBER 31, 2010
	2013	2012	2012	2011
Ratio of earnings to fixed charges (1)	1.95x	1.57x	1.53x	1.42x	1.06x
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	1.90x	1.57x	1.53x	1.42x	1.06x

(1)	For purposes of the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends presented, earnings consists of pre-tax net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

USE OF PROCEEDS

When we offer particular securities, we will describe in a prospectus supplement relating to the securities offered how we intend to use the proceeds from their sale. We may invest funds not required immediately for such purposes in short-term investment grade securities. We will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

The following is a summary of the material terms of our capital stock as set forth in our charter and bylaws, which govern the rights of holders of our common stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

General

Our charter provides that we may issue up to 125,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of May 17, 2013, 37,333,943 shares of common stock were issued and outstanding, and 5,750,000 shares of 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share and liquidation preference $25.00 per share, or Series A Preferred Stock, were issued and outstanding. Under Maryland law, stockholders are not generally liable for our or our subsidiaries’ debts or obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of common stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and the provisions of our charter that restrict transfer and ownership of our stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of common stock are also entitled to share ratably in our net assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of common stock possess the exclusive voting power.

Holders of shares of common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of our stock, all shares of common stock have equal dividend, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock from time to time. Prior to the issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law, or the MGCL, and our charter to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland. The Articles Supplementary fix for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption, including, but not limited to, the following:

•	the title and stated value of the preferred stock;

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

7.125% Series A Cumulative Redeemable Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the Series A Preferred Stock as a series of our preferred stock, designated as the 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share. The Series A Preferred Stock is validly issued, fully paid and nonassessable.

Ranking. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;

•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the Series A Preferred Stock from and including the date of original issue, payable quarterly in arrears on or about the last day of February, May, August and November of each year or, if such day is not a business day, on the next succeeding business day, at the rate of 7.125% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $1.78125 per share). Dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends, whether or not such dividends are authorized or declared and whether or not certain restrictions related to indebtedness exist.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share of Series A Preferred Stock, plus an amount per share equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the date of payment. The rights of holders of Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the Series A Preferred Stock as to liquidation.

Optional Redemption. We may not redeem the Series A Preferred Stock prior to March 21, 2018, except in limited circumstances to preserve our status as a REIT and pursuant to the special optional redemption right described below. On and after March 21, 2018, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below.

A “Change of Control” is when the following have occurred and are continuing:

•

any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, holds or acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisitions, transactions of voting stock of our company entitling that person to exercise more than 50% of the total voting power of all voting stock of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NASDAQ Stock Market, or NASDAQ, the New York Stock Exchange, or NYSE, or NYSE Amex Equities, or the NYSE Amex, or listed or quoted on an exchange or quotation system that is a successor to NASDAQ, the NYSE, or the NYSE Amex.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the shares of Series A Preferred Stock, to convert some or all of the shares of Series A Preferred Stock held by such holder on the date the Series A Preferred Stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of our common stock per share of Series A Preferred Stock to be converted, equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	1.7864 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock into shares of our common stock in connection with the Change of Control and any shares of Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund.

Voting Rights. Holders of Series A Preferred Stock generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series A Preferred Stock, voting together as a single class with the holders of any other classes or series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote at a special meeting of stockholders called by at least 20% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all accrued dividends on the Series A Preferred Stock for the past dividend periods have been paid or declared and set apart for payment in full. In addition, we may not make certain material and adverse changes to the terms of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting together as a single class with holders of each other class or series of preferred stock ranking on parity with Series A Preferred Stock that are entitled to similar voting rights.

Power to Reclassify Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related-party tenants (generally, a tenant of a REIT that is 10% or more owned, actually or constructively, by the REIT, or that is a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See “Material United States Federal Income Tax Considerations—Taxation of Our Company.”

Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock. In addition, classes of shares other than common stock may be subject to ownership limitations set forth in the Articles Supplementary relating to such shares. These limits are collectively referred to as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of our outstanding common stock or less than 9.9% of our outstanding stock, or the acquisition of an interest in an entity that owns, actually or constructively, our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Our board of directors may, upon receipt of certain representations, covenants and undertakings and in its sole and absolute discretion, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors may, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Our board of directors may only reduce any excepted holder limit with the written consent of such excepted holder at any time or pursuant to the terms and conditions of the agreements entered into with the stockholder in connection with the establishment of the excepted holder limit.

Our board of directors may also, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in number or value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits do not apply to any person or entity whose ownership of stock is in excess of the decreased ownership limits until the person or entity’s ownership of stock equals or falls below the decreased ownership limits, but any further acquisition of stock would be in violation of the decreased ownership limits.

Our charter also prohibits:

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any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•

any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our constructively owning 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; and

•

any person from constructively owning shares of our stock to the extent such constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of stock, and any person who is the intended transferee of shares of stock that are transferred to the charitable trust described below, will be required to give us immediate written notice and, in the case of a proposed transaction, at least 15 days’ prior written notice and to provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of stock do not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee shall acquire no rights in such shares of stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. We will appoint the trustee of the trust, who will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of stock, then the transfer of the shares will be null and void.

The proposed transferee shall have no rights in the shares held by the trust. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or distribution authorized but unpaid shall be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof or other designee if permitted by the MGCL determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of stock set forth in our charter or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership in violation of our ownership limits, then our board of directors or such committee or other designee if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided, however, that any transfer or attempted transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (ii) the market price of such stock on the date we, or our designee, accepts such offer. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee and any distributions held by the trustee with respect to such shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of stock. Upon such sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary. After selling the shares, the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, in number or in value, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of stock on our status as a REIT and to comply with the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then-prevailing price.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

In addition to the ownership limits, certain provisions of our charter and bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares over the then prevailing market price of those shares of which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required by the MGCL nor more than nine. Currently, we have five directors. We have elected to be subject to certain provisions of the MGCL, as a result of which our board of directors has the exclusive power to fill vacancies on the board of directors.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under our charter, there is no cumulative voting in the election of our board of directors. Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” that nominee in order for that nominee to be elected. If a nominee who is an incumbent director does not receive a majority of the votes cast in an uncontested election, the nominating and governance committee of our board of directors shall consider the facts and circumstances relating to the election and the resignation, and recommend to our board of directors, within sixty (60) days following certification of the election results, whether such resignation should be accepted or rejected or whether other action should be taken. The board of directors shall act on the resignation within ninety (90) days following certification of the election results, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation. The committee in making its recommendation and the board of directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of stock separately entitled to elect or remove one or more directors, a director may be removed with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange, dissolve or engage in similar transactions outside the ordinary course of business unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter will be required to approve all charter amendments or extraordinary actions. Also, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if 90% or more of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to adopt new bylaws.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has not opted out of the business combination provisions of the MGCL, and consequently, the five-year prohibition and the supermajority vote requirements will apply to business combinations between us and any interested stockholder. In connection with the REIT Conversion Merger, our board of directors exempted all holders of common stock who beneficially owned, directly or indirectly, 10 percent or more of our common stock immediately following the REIT Conversion Merger unless and until such holders acquire any additional shares of common stock. The five-year moratorium and supermajority vote requirements will not apply to business combinations between us and any such exempted holder unless such holder acquires any additional shares of common stock.

We are subject to the business combination provisions described above. However, our board of directors may elect to opt out of the business combination provisions at any time.

Control Share Acquisitions

Maryland law provides that issued and outstanding control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•

a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our bylaws unrelated to Subtitle 8, we already (1) vest in the board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders if certain procedural requirements are met.

Special Meetings of the Stockholders

Each of our chairman of the board, chief executive officer, president and board of directors has the power to call a special meeting of the stockholders. A special meeting of the stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. The secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder will be required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Our charter and bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors, or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to the secretary at our principal executive office not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and any of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.9% of outstanding common stock or more than 9.9% of outstanding stock without prior approval of our board of directors. The business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because our board of directors can approve exceptions to the transfer and ownership limits and exempt transactions from the business combination statute, the transfer and ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

These provisions, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “SBRA.” Shares of our Series A Preferred Stock are listed on the NASDAQ Global Select Market under the symbol “SBRAP.”

DESCRIPTION OF WARRANTS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of warrants that we may offer under this prospectus. While the terms we have summarized below will generally apply to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. We may issue warrants independently of or together with shares of our common stock or shares of our preferred stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock or shares of preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants.

The following summary of material provisions of the warrant agreements and warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates applicable to the particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of common stock or preferred stock will not have any rights of holders of shares of common stock or preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying shares of common stock or shares of preferred stock and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable.

Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•	the trading price of the warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a U.S. national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF RIGHTS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

DESCRIPTION OF UNITS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of rights and warrants to purchase our common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. The prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

References to the “issuers” in this section refer to the Operating Partnership and Sabra Capital.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that the issuers may offer under this prospectus.

While the terms summarized below will generally apply to any future debt securities the issuers may offer under this prospectus, the particular terms of any debt securities that the issuers may offer will be described in more detail in the applicable prospectus supplement. The terms of any debt securities the issuers offer under a prospectus supplement may differ from the terms described below.

The issuers will issue any senior notes under the senior indenture to be entered into with Wells Fargo Bank, National Association, or the “trustee.” A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture will be qualified under the Trust Indenture Act of 1939.

The following summary of material provisions of the indenture is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. We urge you to read the applicable prospectus supplements related to the debt securities that the issuers sell under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. The terms relating to a series of debt securities will be described in the applicable prospectus supplement, including but not limited to:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the issuers will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the place where payments will be payable;

•

the date, if any, after which, the conditions upon which, and the price at which the issuers may, at their option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which the issuers are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•

the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	information describing any book-entry features;

•	the denominations in which the issuers will issue the series of debt securities, if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by the issuers or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, the issuers will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuers will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuers, except that, unless otherwise indicated in the applicable prospectus supplement, the issuers may make payments of principal or interest by check which they will mail to the holder or by wire transfer to certain holders. Unless otherwise indicated in a prospectus supplement, the issuers will designate an office or agency of the trustee in the City of New York as their paying agent for payments with respect to debt securities of each series. Any other paying agents that the issuers initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. The issuers will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

The indenture, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

Guarantees

Unless otherwise specified in the applicable supplement to this prospectus, the debt securities may be unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by Sabra and by certain of our existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of debt securities in the prospectus supplement relating to those debt securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that a U.S. holder (as defined below) or a non-U.S. holder (as defined below) may consider relevant in connection with the purchase, ownership and disposition of our common stock. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of shares of our common stock. The summary is based on the Code, final, temporary and proposed U.S. Treasury regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences described herein. No ruling has been sought from the Internal Revenue Service (the “IRS”) and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein. Moreover, the statements in this prospectus, and the opinion of counsel described below, are not binding on the IRS or a court and do not preclude the IRS from asserting, or a court from sustaining, a contrary result.

For purposes of this summary, the term “U.S. holder” means a holder of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This summary only addresses U.S. federal income tax consequences to holders of shares of our common stock that hold such shares as a capital asset within the meaning of Section 1221 of the Code. The statements in this summary are not intended to be, and should not be construed as, tax advice. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to such holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, REITs or regulated investment companies, broker-dealers, dealers in securities or currencies, traders in securities or other persons that have elected to use a mark-to-market method of accounting, tax-exempt entities including governmental authorities (both U.S. and non-U.S.), a non-U.S. holder that owns or has owned actually or constructively more than 5% of our common stock, holders whose functional currency is not the U.S. dollar, holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their shares in an individual retirement or other tax-deferred account, holders subject to the alternative minimum tax provisions of the Code, U.S. expatriates, persons who hold shares on behalf of another person as nominee, trusts and estates, persons owning, or deemed owning under constructive ownership rules of the Code, more than 9.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock (except to the extent discussed herein), holders who hold their shares as part of a hedge, straddle, integration, constructive sale, conversion, “synthetic security,” or other risk reduction transaction or integrated investment, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities) and persons otherwise subject to special tax treatment under the Code). In addition, no information is provided herein with respect to applicable state, local or non-U.S. tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (except to the extent discussed below).

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A stockholder that is a partner in a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP, AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS AND REGARDING ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

General

Prior to 2011, we were taxed as a corporation under Subchapter C of the Code. We elected to be treated as a REIT under Sections 856 through 860 of the Code and the applicable U.S. Treasury regulations, which contain the requirements for qualifying as a REIT, which we refer to in this prospectus as the REIT Requirements, with the filing of our U.S. federal income tax return for the taxable year beginning on January 1, 2011. We believe that we have been organized and have operated in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

The REIT Requirements are technical and complex. The following discussion sets forth only certain material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In connection with this offering, Fried Frank has rendered an opinion that, commencing with our taxable year beginning January 1, 2011, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and the current and proposed method of operation for us and our subsidiaries as described in this prospectus supplement will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the Fried Frank opinion is based and conditioned upon certain assumptions and representations relating to our organization and operation and is conditioned upon certain representations made by us as to certain matters (including representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and one or more certificates provided by our officers). The Fried Frank opinion is expressed as of the date thereof and Fried Frank has no obligation to advise us of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. The Fried Frank opinion does not foreclose the possibility of a contrary position taken by the IRS or the U.S. Department of the Treasury in regulations or rulings issued in the future and the opinion is not binding on the IRS or any court and is not a guarantee that the IRS will not assert a contrary position or that a court will not sustain a position asserted by the IRS. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, certain requirements relating to the nature of our income and assets, distributions to stockholders and diversity of stock ownership, and various other qualification tests imposed under the REIT Requirements which are discussed below. Satisfaction of these tests as both an initial and ongoing matter is more complicated in the case of a REIT, such as our company, which owns properties leased to an entity with which it was historically related. Fried Frank has not undertaken to review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, the sources of our income, the nature of our assets, our distributions to stockholders and the diversity of our share ownership for any given taxable year will satisfy such requirements. See “—Failure to Qualify as a REIT.”

If we continue to qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders, subject to certain exceptions discussed below. We expect that such treatment would substantially eliminate the U.S. federal “double taxation” on earnings that generally results from an investment in a corporation.

If we remain qualified as a REIT, we will nonetheless be subject to U.S. federal income and excise taxes in certain circumstances, which include, but are not limited to, the following:

•	We will be taxed at regular corporate income tax rates on any undistributed REIT taxable income, including undistributed net capital gains;

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on certain of our tax preference items, if any;

•

If we have (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate tax rate on such income;

•

If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax;

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test (which are discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or the 95% test;

•

Similarly, if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. The amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be equal to the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure;

•

If we should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income we elect to retain and pay tax on) and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

•	If we should receive rents, whether from Sun or otherwise, deemed not to be fair market value rents or if we misvalue our assets, we may be liable for valuation penalties;

•	We will be subject to a 100% tax on transactions with our taxable REIT subsidiaries if such transactions are not at arm’s length; and

•

We own appreciated assets that we held before electing to be treated as a REIT. Under the “Built-In-Gain Rules,” if such appreciated assets are disposed of in a gain recognition transaction within the 10-year period following our qualification as a REIT, we will generally be subject to tax at the highest corporate income tax rate on that gain to the extent of the built-in gain in those assets at the time we became a REIT. The total amount of gain on which we can be taxed under the Built-In-Gain Rules is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. In certain circumstances, we may also be subject to tax on the disposition of any appreciated assets that we acquire from a taxable corporation in a transaction in which any gain on the transfer is not fully recognized. Because we were a C corporation prior to 2011 and owned substantial assets before the effective date of our election to be taxed as a REIT, the Built-In Gain Rules could limit our operational flexibility or otherwise reduce the benefits of taxation as a REIT.

No assurance can be given that the amount of such U.S. federal income tax will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes, real property transfer taxes, and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

As indicated above, to qualify as a REIT, a corporation must elect to be so treated and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) distribution requirements. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements will also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

Organizational Requirements

The Code defines a REIT as a corporation, trust, or association that makes a REIT election with its tax return and:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for the REIT Requirements;

•	that is not a bank, an insurance company or certain other specified types of financial institutions;

•	the beneficial ownership of which is held by 100 or more persons;

•

not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first four bullets above, inclusive, must be met during the entire taxable year and that the condition described in the fifth bullet above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of the condition described in the sixth bullet above, certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. In addition, if a REIT fails to satisfy the condition described in the sixth bullet above for any taxable year, the REIT will nonetheless be deemed to have satisfied the condition if it complied with U.S. Treasury regulations requiring the maintenance of records to ascertain ownership and did not know (and would not have known using reasonable diligence) that it was closely held for the year. We believe that we will have sufficient diversity of ownership to satisfy the conditions in the fifth and sixth bullets above. In addition, our charter and the Articles Supplementary designating our Series A Preferred Stock restrict the transfer and ownership of our stock so that we should continue to satisfy these conditions. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

In addition, we have requested and intend to continue to request on an annual basis from certain stockholders, and those stockholders will be required to provide, information relating to the number of shares actually or constructively owned by such stockholders. Ownership for purposes of conditions described in the fifth and sixth bullet above is defined using certain constructive ownership rules. As a result, the acquisition of less than 9.9% of our stock by an individual or entity may cause that individual or entity constructively to own more than 9.9% of such stock, thereby triggering the transfer restrictions described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

Effect of Subsidiary Entities

Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of such partnership and as earning its allocable share of the gross income of such partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by such partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in such partnership. Our proportionate share of the assets and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. The Operating Partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, the Operating Partnership will be treated as a partnership for U.S. federal income tax purposes and, consequently, the Operating Partnership’s assets and operations may affect our ability to qualify as a REIT.

Qualified REIT Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a QRS are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A QRS is a corporation, other than a TRS (as defined below), all of the stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 20% rate currently applicable to qualified dividend income. See “—Taxation of U.S. Holders of Our Common Stock.”

The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT Requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility and held by the TRS as a franchisee, licensee, or in a similar capacity, and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility,” as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. Rent that we receive from any TRS lessee will qualify as “rents from real property” as long as the property is a “qualified health care property” and is operated on behalf of a TRS lessee by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and a TRS lessee (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility.

Non-REIT Earnings and Profits

In order to qualify as a REIT, we cannot have at the end of any taxable year any earnings and profits that were accumulated in any taxable year in which the REIT provisions did not apply to us (which we refer to in this prospectus as pre-REIT E&P). We believe that we do not have any pre-REIT E&P. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination. We may have had less than complete information at the time we undertook our analysis or may interpret the applicable law (including the law relating to the characterization of the Separation) differently than the IRS. There can be no assurances that the IRS will agree with our determination of our pre-REIT E&P, and there are uncertainties regarding the amount of such pre-REIT E&P. These uncertainties include the possibility that the IRS could, upon audit, increase our taxable income for one or more periods ending on or prior to December 31, 2010, which could create pre-REIT E&P. If the IRS subsequently were to determine that we have pre-REIT E&P and we had not distributed such pre-REIT E&P by the end of December 31, 2011, we and our stockholders could be subject to adverse tax consequences.

Gross Income Tests

In order to maintain qualification as a REIT, we must annually satisfy the following two gross income requirements:

•

At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (such as interest on obligations secured by mortgages on real property, certain “rents from real property” or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

In order to qualify as a REIT, the rental income received by us must constitute “rents from real property.” Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rents, other than a tenant of a qualified healthcare property that is a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must, among other requirements, be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified health care properties for any person unrelated to us and the TRS;

•

Third, if rent attributable to personal property (including furniture, fixtures and equipment) leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property.” However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as “rents from real property.” We have not derived and we do not intend to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under such lease), except that we may receive or accrue a de minimis amount of such rental income that does not adversely affect our ability to satisfy the 75% and 95% gross income tests. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status; and

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Charges for such customarily rendered services will qualify as “rents from real property.” If we provide services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by us for any such services will not be treated as “rents from real property” for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as “rents from real property” unless the amounts treated as received in respect of such services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by us with respect to the property will not qualify as “rents from real property,” even if the impermissible services are provided to some, but not all, of the tenants of the property. Furthermore, we may own up to 100% of the stock of one or more TRSs which may, except in certain circumstances, provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. We have not performed and we do not intend to perform noncustomary services for tenants with respect to a property, other than through independent contractors or TRSs, that would exceed 1% of the total amount collected from such property, except to the extent any such services would not cause us to fail the 75% or 95% gross income test.

The rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if the conditions described in the four bullets above are met. For example, rents received or accrued by us from Sun will not qualify as “rents from real property” if we are treated, either directly or under the applicable attribution rules, as owning 10% or more of Sun stock by vote or value. We will be treated as owning, under the applicable attribution rules, 10% or more of Sun stock by vote or value at any time that a holder owns, directly or under the applicable attribution rules, (a) 10% or more of the value of our stock and (b) 10% or more of Sun stock by vote or value. In order for the rents received or accrued by us from tenants to be treated as qualifying rents for purposes of the REIT gross income requirements, the provisions of our charter and the Articles Supplementary designating our Series A Preferred Stock restrict the transfer and ownership of our stock. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that we will not be treated as related to any tenant of ours.

In addition, in order for rent paid pursuant to leases to qualify as “rents from real property,” all of the lease agreements we have entered into or assumed (as well as any other leases we enter into or assume) must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures, loans or some other type of arrangement. The determination of whether such lease agreements are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was simply required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property. In addition, U.S. federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. If any of the lease agreements we have entered into or assumed are recharacterized as service contracts, joint ventures, loans or some other type of arrangement, rather than true leases, part or all of the payments that we receive under any such lease agreements would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In the event that the lease agreements entered into with Sun are not characterized as true leases, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status. In addition, if the payments under the lease agreements entered into with Sun did not represent fair market value rentals at the time they were entered into and the IRS determines that we and Sun are or were under common control, the IRS may reallocate income between us and Sun. The reallocation could cause us or Sun to be subject to valuation penalties. We believe that the payments under such lease agreements represented fair market rentals at the time they were entered into. Investors should be aware that there are no controlling U.S. Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the lease agreements we entered into with Sun that discuss whether such lease agreements constitute true leases for U.S. federal income tax purposes.

Relief Provisions for Failing the 75% or 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if certain relief provisions of the Code apply. These relief provisions will generally apply if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. Under certain circumstances, we may prefer not to have the relief provisions apply. If these relief provisions are inapplicable to a particular set of circumstances involving us, we might not qualify as a REIT. As discussed above under “—Taxation of Our Company—General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following four tests relating to the nature of our assets:

•

At least 75% of the value of our total assets must be represented by real estate assets (including stock or debt instruments that do not otherwise qualify as real estate assets and that are not held for more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of ours), cash, cash items, and government securities;

•	Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•

Of the assets included in the 25% asset class, other than securities of TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of any one issuer’s outstanding securities; and

•	Not more than 25% of our total assets may be represented by securities of one or more TRSs.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.

Relief Provisions for Failing the Asset Tests. If we fail to satisfy the asset tests at the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above and the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and intend to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

In order to be treated as a REIT, we are required to distribute dividends (other than capital gains dividends) to our stockholders in an amount at least equal to:

(A) the sum of

(i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and

(ii) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property,

minus

(B) the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. If we dispose of any asset that is subject to the Built-In Gain Rules during the applicable 10-year period, we may be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

To the extent that we do not distribute (or are not treated as having distributed) all of our net capital gain or distribute (or are treated as having distributed) at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. “REIT taxable income” is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) a REIT may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made. We may elect to retain rather than distribute our net long-term capital gains while treating the capital gain as if distributed. The effect of such an election is that (i) we are required to pay the tax on such gains, (ii) U.S. holders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by us, and (iii) the basis of a U.S. holder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by us) included in the U.S. holder’s long-term capital gains. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income which we elect to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirement. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating our taxable income.

In the event that such an insufficiency occurs, in order to meet the 90% distribution requirement and maintain our status as a REIT, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, pay taxable stock dividends, or pursue other strategies. We do not currently intend to pay taxable stock dividends.

However, if for any taxable year, we have significant amounts of taxable income in excess of available cash flow, we may have to declare dividends in-kind. Moreover, it is unclear whether and to what extent a stock dividend would satisfy our 90% distribution requirement. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. However, those rulings may be relied upon only by taxpayers to whom they were issued. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make distributions partly in cash and partly in shares, but that revenue procedure does not apply to our 2013 and future taxable years.

If we make a taxable stock distribution, U.S. holders would be required to include the full amount of the dividend (i.e., the cash and stock portion) as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. holder may be required to pay income taxes with respect to such dividends in excess of the cash received. If a U.S. holder sells our stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, these sales may put downward pressure on the trading price of our stock. Moreover, various tax aspects of a taxable dividend payable partly in cash and partly in stock are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable dividends payable partly in cash and partly in stock, including on a retroactive basis, or assert that the requirements for such taxable dividends have not been met.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Statutory Relief

If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and they will not be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the current reduced U.S. federal income tax rate of 20% on such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless we distribute any earnings and profits attributable to the period when we failed to qualify. In addition, we may be subject to tax on any built-in gains on property held during the period during which we did not qualify if we sell such property within 10 years of requalification, but only to the extent of our net built-in gain at the time of requalification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Holders of Our Common Stock

REIT Distributions

Distributions Generally. As long as we qualify as a REIT, distributions by us to a U.S. holder out of our current and accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account by such U.S. holder as ordinary income. Dividends paid by us to a corporate U.S. holder will not be eligible for the dividends-received deduction for corporations. In addition, dividends paid by a REIT to a U.S. holder taxed at individual rates generally will not qualify for the 20% U.S. federal income tax rate for “qualified dividend income.” The maximum U.S. federal income tax rate on qualified dividend income is lower than the maximum U.S. federal income tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher U.S. federal income tax rate applicable to ordinary income. However, the 20% U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT U.S. corporations, such as a domestic TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced U.S. federal income tax rate on qualified dividend income, a U.S. holder must hold the relevant common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock becomes ex-dividend.

A distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. holder’s common stock, and a distribution in excess of the U.S. holder’s tax basis in its common stock will be a taxable gain realized from the sale of such shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “—Taxation of Our Company—General” and “—Taxation of Our Company—Annual Distribution Requirements” above. As a result, U.S. holders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits.

Capital Gain Distributions. Distributions that are designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. If we elect to retain capital gains rather than distribute them, a U.S. holder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. In such a case, a U.S. holder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. holder.

To the extent that we have available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements described above under “—Taxation of Our Company—Annual Distribution Requirements.” Such losses, however, are not passed through to a holder of our common stock and do not offset such stockholder’s income from other sources, nor would they affect the character of any distributions that a stockholder receives from us.

Dispositions of Our Common Stock

In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder, less tax deemed paid on it, and reduced by returns of capital. Gain from the sale or disposition of our common stock held for more than one year will generally be long-term capital gain. Capital losses recognized by a U.S. holder upon the disposition of shares of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, there are significant penalties for failure to comply with these requirements. Each prospective holder of our common stock should consult its tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, holders should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest

Distributions made by us and gain arising from the sale or exchange by a U.S. holder of shares of our common stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Additional Tax on Net Investment Income

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to stock, interest on debt obligations, other types of investment income, and net gain attributable to the disposition of stock or debt obligations and other types of investment gain (in each case, unless such stock, debt instruments or other investment property, as the case may be, are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions, interest, income or net gain.

Information Reporting and Backup Withholding Tax

We will report to a U.S. holder and the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder of our common stock may be subject to backup withholding (currently at a maximum rate of 28%) with respect to distributions unless such U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides an accurate taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against a U.S. holder’s income tax liability, provided that proper information is timely provided to the IRS.

U.S. holders should consult their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including applicable tax rates, and the effect of any possible changes in the tax laws.

Taxation of Non-U.S. Holders of Our Common Stock

The rules governing U.S. federal income taxation of holders of shares of our common stock that are not U.S. holders or partnerships for U.S. federal income tax purposes and that are not subject to U.S. federal income tax on a net income basis and that neither own nor have owned actually or constructively more than 5% of our common stock, which we call “non-U.S. holders,” are complex. The following discussion is only a limited summary of these rules.

Prospective non-U.S. holders should consult with their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including any reporting requirements.

REIT Distributions

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, or USRPIs, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A U.S. withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. holders, unless an applicable tax treaty reduces that tax. However, if income from a non-U.S. holder’s investment in our common stock is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or attributable to a permanent establishment that the non-U.S. holder maintains in the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, U.S. federal income tax at graduated rates will generally apply to the non-U.S. holder in the same manner as U.S. holders are taxed with respect to dividends, and the 30% U.S. branch profits tax may also apply if the non-U.S. holder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends, paid to a non-U.S. holder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. holder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a USRPI, will not be taxable to a non-U.S. holder to the extent that they do not exceed the non-U.S. holder’s adjusted tax basis in its common stock. Distributions of this kind will instead reduce the non-U.S. holder’s adjusted tax basis in its common stock. To the extent that distributions of this kind exceed a non-U.S. holder’s adjusted tax basis in its common stock, they will give rise to tax liability if the non-U.S. holder otherwise would have to pay U.S. federal tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, we will withhold U.S. tax at the rate of 30% on the distribution. However, the non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Assuming that our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to gain on our sale of USRPIs will be treated as ordinary dividends rather than as gain from the sale of a USRPI. As a result, non-U.S. holders generally will be subject to U.S. withholding tax on such capital gain distributions in the same manner as they are subject to U.S. withholding tax on ordinary dividends as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gain from sales by us of USRPIs will be taxed to a non-U.S. holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the gain were effectively connected with a U.S. trade or business. Non-U.S. holders would thus be taxed on such a distribution at the normal U.S. federal rates applicable to U.S. holders. A non-U.S. corporate holder not entitled to treaty relief or exemption also might be subject to a 30% U.S. branch profits tax on such a distribution. The applicable withholding agent would be required to withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder generally may credit the amount withheld as set forth in this paragraph against its U.S. federal tax liability.

Dispositions of Our Common Stock

Assuming that our common stock is regularly traded on an established securities market, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain for U.S. federal income tax purposes in the same manner as a U.S. holder. In addition, if the sale or other disposition of our stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the gross purchase price unless an exception applies.

Furthermore, a non-U.S. holder generally will incur U.S. federal tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or

•

the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. holder will incur a U.S. federal tax of 30% on his or her net capital gains.

Foreign Account Tax Compliance Act (FATCA)

Under the provisions of the Code and recently issued Treasury regulations commonly known as FATCA, the applicable withholding agent generally will be required to withhold 30% of the dividends on our common stock paid after December 31, 2013 and the gross proceeds from a sale or redemption of our common stock paid after December 31, 2016 to (i) a foreign financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Once deducted and withheld, a holder will be required to seek any available reduction or refund of such withholding tax from the IRS, which reduction or refund will generally be permitted only in certain limited situations.

Information Reporting and Backup Withholding Tax

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability by timely filing a refund claim with the IRS.

Non-U.S. holders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

References to “we,” “us” or “our” in this section refer to Sabra, the Operating Partnership, Sabra Capital and the Subsidiary Guarantors.

We and any selling securityholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	through agents; or

•	through a combination of these methods.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we, any selling securityholders, and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We and any selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or any selling securityholders, as the case may be, or borrowed from us or any selling securityholders, as the case may be, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling securityholders, as the case may be, in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment). We and any selling securityholders may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We and any selling securityholders may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We and any selling securityholders may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We and any selling securityholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We and any selling securityholders may sell securities upon the exercise of rights that we may issue to our securityholders. We and any selling securityholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings. To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities. If we sell any shares of our common stock, or additional shares of our Series A Preferred Stock, pursuant to a prospectus supplement, such shares will be listed on the NASDAQ Global Select Market. Any other securities we sell pursuant to a prospectus supplement may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California, and by Venable LLP, Baltimore, Maryland, with respect to matters of Maryland law, and certain U.S. federal income tax matters will be passed upon for us by Fried, Frank, Harris, Shriver  & Jacobson LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Genesis HealthCare LLC and subsidiaries (Genesis) as of December 31, 2012 and 2011 (Successor), and for the year ended December 31, 2012 (Successor period), and the two years ended December 31, 2011 and 2010 (Predecessor periods), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the audited consolidated financial statements contains an explanatory paragraph that states that one of Genesis’s indirect members obtained a controlling interest of Genesis in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

$150,000,000

Sabra Health Care Limited Partnership

Sabra Capital Corporation

5.5% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

October 1, 2014

Wells Fargo Securities

Citigroup

Credit Agricole CIB

Stifel

UBS Investment Bank